                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                              (Amendment No. ___)

     Filed by the Registrant [x]
     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted
                                               by Rule 14a-6(e)(2))
     [x] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to SS.240.14a-11(c) or SS.240.14a-12

                         STORAGE TECHNOLOGY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                   REGISTRANT
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

     Payment of Filing Fee (Check the appropriate box):
     [x] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

         (1) Title of each class of securities to which transaction applies:

             ------------------------------------------------------------------
         (2) Aggregate number of securities to which transaction applies:

             ------------------------------------------------------------------
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

             ------------------------------------------------------------------
         (4) Proposed maximum aggregate value of transaction:

             ------------------------------------------------------------------
         (5) Total fee paid:

             ------------------------------------------------------------------
     [ ] Fee paid previously by written preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:
                                    -------------------------------------------
         (2) Form, Schedule or Registration Statement No.:
                                                          ---------------------
         (3) Filing Party:
                           ----------------------------------------------------
         (4) Date Filed:
                         ------------------------------------------------------

                                STORAGETEK LOGO

April 6, 1998

Dear StorageTek Stockholder:

     I am pleased to invite you to attend the 1998 Annual Meeting of Stockholders of Storage Technology Corporation to be held at 10:00 a.m., MDT, on Thursday, May 21, 1998, at the Adam's Mark Hotel in Denver, Colorado.

     The Annual Meeting will begin with a formal business session during which stockholders will vote on the proposals identified and described in the enclosed proxy statement. Following this, I plan to present a report on our progress during the last year and our plans for 1998.

     Thank you for your continued support. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible, by completing, signing and mailing the enclosed proxy card.

                                            Sincerely,

                                            /s/ DAVID E. WEISS

                                            David E. Weiss
                                            Chairman, President and
                                            Chief Executive Officer

                                      LOGO

                         STORAGE TECHNOLOGY CORPORATION
                             2270 South 88th Street
                        Louisville, Colorado 80028-0001

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 21, 1998

To the Stockholders:

     The Annual Meeting of Stockholders of Storage Technology Corporation ("StorageTek" or the "Company"), a Delaware corporation, will be held on Thursday, May 21, 1998, at 10:00 a.m., MDT, at the Adam's Mark Hotel, 1550 Court Place, Denver, Colorado 80202, for the following purposes:

     1. To elect 10 Directors;

     2. To approve an amendment to the Amended and Restated 1987 Employee Stock Purchase Plan to reserve an additional 1,400,000 shares of Common Stock for issuance thereunder;

     3. To approve an amendment to the Amended and Restated Stock Option Plan for Nonemployee Directors to reserve an additional 250,000 shares of Common Stock for issuance thereunder;

     4. To ratify the appointment of Price Waterhouse LLP as the Company's independent accountants for the current fiscal year; and

     5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Only stockholders of Common Stock of record at the close of business on March 27, 1998, will be entitled to notice of and to vote at the meeting. The stock transfer books of the Company will remain open.

     WE INVITE EACH OF YOU TO ATTEND THE MEETING. IF YOU CANNOT ATTEND, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENVELOPE PROVIDED. NO STAMP IS NECESSARY IF MAILED IN THE UNITED STATES.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            Lizbeth J. Stenmark
                                            Assistant Secretary

Louisville, Colorado
April 6, 1998

                             YOUR VOTE IS IMPORTANT

     WHETHER YOU OWN A FEW OR MANY SHARES OF STOCK AND WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO MARK, DATE, SIGN AND RETURN YOUR PROXY CARD PROMPTLY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE PROMPT RETURN OF YOUR SIGNED PROXY WILL AID THE COMPANY IN REDUCING THE EXPENSE OF PROXY SOLICITATION.

                         STORAGE TECHNOLOGY CORPORATION

                                PROXY STATEMENT

                                                                   April 6, 1998

                               PROCEDURAL MATTERS

     THIS PROXY STATEMENT IS FURNISHED TO THE STOCKHOLDERS OF STORAGE TECHNOLOGY CORPORATION ("STORAGETEK" OR THE "COMPANY") IN CONNECTION WITH THE SOLICITATION OF PROXIES BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD OF DIRECTORS" OR "BOARD") TO BE VOTED AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, MAY 21, 1998, AT 10:00 A.M., MDT, OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF. Stockholders of record of Common Stock of the Company at the close of business on March 27, 1998 (the "Record Date") will be entitled to notice of and to vote at the meeting. The Annual Meeting will be held at the Adam's Mark Hotel, 1550 Court Place, Denver, Colorado 80202.

     Proxies received prior to the meeting will be voted in accordance with the instructions contained in the proxy and, if no choice is specified, will be voted in favor of each of management's nominees for Director; in favor of the amendment to the 1987 Employee Stock Purchase Plan; in favor of the amendment to the Amended and Restated Stock Option Plan for Nonemployee Directors; in favor of ratification of the appointment of the independent accountants; and, in the appointed proxies' discretion, upon such other matters that may properly come before the meeting. Any stockholder giving a proxy using the enclosed proxy may revoke it at any time before it is voted by a written revocation delivered to any of the proxy holders named therein, by submitting another valid proxy bearing a later date to the Company or its transfer agent prior to the voting or by attending the meeting and voting in person. Beneficial owners wishing to vote at the meeting who are not stockholders of record on the Company's books (e.g., persons holding stock in street name) must bring to the meeting a Power of Attorney or proxy in their favor signed by the holder of record in order to be able to vote.

SOLICITATION OF PROXIES

     Initial solicitation of proxies by the Board of Directors will be by mail. Further solicitation by the Board or employees of the Company can also be made by mail, telephone, telegraph or personal interview. No additional compensation will be paid to the Directors or employees of the Company for solicitation of proxies. As of this date, the Company has no plans to retain an outside firm to solicit proxies. If, after the mailing of this Proxy Statement and prior to the Annual Meeting, the Company determines it is advisable to retain an outside firm to solicit proxies, the Company will pay the cost of soliciting proxies, which the Company estimates will range from $10,000 to $15,000, plus out-of-pocket expenses not to exceed $15,000. In addition, the Company may also reimburse intermediaries for their expenses in forwarding solicitation materials to beneficial owners. This Proxy Statement and the form of proxy are first being mailed to the stockholders beginning April 6, 1998.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The quorum required for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date (excluding treasury stock). All shares that are voted "FOR," "AGAINST" or "WITHHELD FROM" a matter will count for purposes of establishing a quorum and will be treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

     While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business, and (ii) the total number of Votes Cast with respect to a matter (other than the election of Directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the matter.

     The Company intends to count broker non-votes for purposes of determining the presence or absence of a quorum for the transaction of business, but not to consider broker non-votes as Votes Cast with respect to a particular matter as to which the broker has expressly not voted. Accordingly, broker non-votes will have no effect upon the outcome of voting on matters presented to the stockholders at the Annual Meeting.

     Based upon New York Stock Exchange rules, the Company believes that all of management's proposals are considered "discretionary," and accordingly, brokerage firms may vote shares held for customers if no voting instructions have been furnished by such customers within 10 days prior to the meeting.

ANNUAL REPORT

     This Proxy Statement is accompanied by the Company's 1997 Summary Annual Report (the "Annual Report") and the Company's Annual Report on Form 10-K for the fiscal year ended December 26, 1997 (the "Form 10-K"). Stockholders are referred to the Form 10-K for information concerning the Company's business and operations, but the Annual Report and Form 10-K are not part of the proxy solicitation materials. CERTAIN OTHER INFORMATION ABOUT THE COMPANY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST. PLEASE CONTACT INVESTOR RELATIONS, STORAGE TECHNOLOGY CORPORATION, 2270 SOUTH 88TH STREET, LOUISVILLE, COLORADO 80028-4315, TELEPHONE 1-800-785-2217, IF YOU WOULD LIKE TO REQUEST SUCH ADDITIONAL INFORMATION. THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES ARE LOCATED AT 2270 SOUTH 88TH STREET, LOUISVILLE, COLORADO 80028, TELEPHONE (303) 673-5151.

                        VOTING SECURITIES OF THE COMPANY

     On the Record Date for the Annual Meeting, March 27, 1998, the Company had issued, outstanding and entitled to vote 53,644,787 shares of its common stock, $.10 par value per share ("Common Stock"). Holders of shares of the Common Stock on the Record Date are entitled to vote at the Annual Meeting and at all adjournments or postponements thereof. Each holder of shares of the Common Stock is entitled to one vote for each share. In the election of Directors, such holder has the right to vote the number of shares owned for as many persons as there are Directors to be elected. There is no cumulative voting in the election of Directors.

SECURITY OWNERSHIP

     The following table sets forth the beneficial ownership of the Company's Common Stock as of the Record Date: (i) by all persons known by the Company to be beneficial owners of more than 5% of the voting power of the Company's outstanding Common Stock based on information obtained from Schedule 13D and 13G filings received prior to the Record Date; (ii) by each current Director and management's additional nominee for Director; (iii) by each executive officer listed in the Summary Compensation Table under the heading "COMPENSATION OF EXECUTIVE OFFICERS" (the "Named Executive Officers"); and (iv) by all current Directors and executive officers as a group.

                                                                                     PERCENT
                                                              AMOUNT AND NATURE        OF
NAME OF BENEFICIAL OWNER                                       OF OWNERSHIP(1)        CLASS
------------------------                                      -----------------      -------
J.&W. Seligman & Co., Incorporated..........................      2,815,600(2)        5.25%
  and William C. Morris
  100 Park Avenue
  New York, NY 10017
Legg Mason, Inc.............................................      3,647,703(3)        6.80
  100 Light Street
  Baltimore, MD 21202
Mellon Bank Corporation.....................................      3,661,731(4)        6.83
  One Mellon Bank Center
  Pittsburgh, PA 15258
David E. Weiss..............................................        294,460(5)         (23)
Gary D. Francis.............................................          8,088(6)         (23)
L. Thomas Gooch.............................................         42,028(7)         (23)
David E. Lacey..............................................         71,254(8)         (23)
Victor M. Perez.............................................         16,397(9)         (23)
W. Russell Wayman...........................................          3,324(10)        (23)
John V. Williams............................................          8,475(11)        (23)
William L. Armstrong........................................          7,305(12)        (23)
J. Harold Chandler..........................................          6,305(13)        (23)
Paul Friedman...............................................         83,867(14)        (23)
William R. Hoover...........................................         17,805(15)        (23)
Stephen J. Keane............................................         31,350(16)        (23)
William T. Kerr.............................................            500(17)        (23)
Robert E. La Blanc..........................................         45,433(18)        (23)
Robert E. Lee...............................................         26,738(19)        (23)
Harrison Shull..............................................         50,396(20)        (23)
Richard C. Steadman.........................................         50,507(21)        (23)
All current Directors and executive officers (15 persons) as
  a group...................................................        717,147(22)       1.34%

---------------

 (1) Unless otherwise indicated, the persons named have sole voting and dispositive power over the shares shown as beneficially owned by them. The number of shares reported as beneficially owned by Directors and executive officers includes stock options that are exercisable within 60 days of the Record Date and

     Common Stock equivalents that will be settled in shares of Common Stock. Share ownership by greater than 5% holders is based upon the respective
     Schedule 13G filings, which reflect ownership as of December 31, 1997.

 (2) Represents shares owned by J. & W. Seligman & Co., Incorporated ("JWS"), an investment adviser. William C. Morris is a control person of JWS, and may be deemed to beneficially own the shares held by JWS. Mr. Morris and JWS have shared voting power and shared dispositive power with respect to all these shares.

 (3) Legg Mason, Inc. is a parent holding company that beneficially owns shares held by the following subsidiaries: Legg Mason Special Investment Trust, Inc. and Legg Mason Value Trust, Inc., with respect to which Legg Mason Fund Adviser, Inc., an investment adviser with discretion, has dispositive power; and various clients of Legg Mason Wood Walker, Inc. (a broker/dealer with discretion); Legg Mason Capital Management, Inc. (an investment adviser with discretion); Legg Mason Trust Company; and Batterymarch Financial Management, Inc. (an investment adviser with discretion), each of which has dispositive power. Legg Mason, Inc. has sole voting power over 3,536,800 shares and sole dispositive power over 3,647,703 shares.

 (4) Represents shares owned by Mellon Bank Corporation and its direct or indirect subsidiaries in their fiduciary capacities, none of which individually owns more than 5% of the Company's outstanding Common Stock. Mellon Bank Corporation has sole voting power over 3,260,651 shares, shared voting power over 28,770 shares, sole dispositive power over 3,522,884 shares and shared dispositive power over 73,047 shares.

 (5) Includes 279,808 shares of Common Stock issuable upon exercise of options held by Mr. Weiss, which options are exercisable within 60 days of the Record Date.

 (6) Includes 6,423 shares of Common Stock issuable upon exercise of options held by Mr. Francis, which options are exercisable within 60 days of the Record Date.

 (7) Includes 15,542 shares of Common Stock issuable upon exercise of options held by Mr. Gooch, which options are exercisable within 60 days of the Record Date. Mr. Gooch resigned as an executive officer of the Company effective March 1, 1998.

 (8) Includes 60,461 shares of Common Stock issuable upon exercise of options held by Mr. Lacey, which options are exercisable within 60 days of the Record Date.

 (9) Includes 8,467 shares of Common Stock issuable upon exercise of options held by Mr. Perez, which options are exercisable within 60 days of the Record Date.

(10) Includes 3,324 shares of Common Stock issuable upon exercise of options held by Mr. Wayman, which options are exercisable within 60 days of the Record Date. Mr. Wayman resigned as an executive officer of the Company on October 6, 1997, and as an employee of the Company on February 27, 1998.

(11) Includes 1,024 shares of Common Stock issuable upon exercise of options held by Mr. Williams, which options are exercisable within 60 days of the Record Date. Mr. Williams resigned as an executive officer of the Company on June 26, 1997.

(12) Includes (i) 6,000 shares of Common Stock issuable upon exercise of options held by Mr. Armstrong, which options are exercisable within 60 days of the Record Date, and (ii) 305 Common Stock equivalents, which will be settled in shares of Common Stock upon Mr. Armstrong's resignation or other termination from the Board.

(13) Includes (i) 5,000 shares of Common Stock issuable upon exercise of options held by Mr. Chandler, which options are exercisable within 60 days of the Record Date, and (ii) 305 Common Stock equivalents, which will be settled in shares of Common Stock upon Mr. Chandler's resignation or other termination from the Board.

(14) Mr. Friedman currently serves as a Director, but is not standing for re-election at the Annual Meeting. Includes 40,500 shares of Common Stock issuable upon exercise of options held by Mr. Friedman, which options are exercisable within 60 days of the Record Date.

(15) Includes (i) 15,000 shares of Common Stock issuable upon exercise of options held by Mr. Hoover, which options are exercisable within 60 days of the Record Date, and (ii) 305 Common Stock equivalents, which will be settled in shares of Common Stock upon Mr. Hoover's resignation or other termination from the Board.

(16) Includes 25,952 shares of Common Stock issuable upon exercise of options held by Mr. Keane, which options are exercisable within 60 days of the Record Date.

(17) Mr. Kerr has been nominated to stand for election as a Director for the first time at the Annual Meeting.

(18) Includes 38,000 shares of Common Stock issuable upon exercise of options held by Mr. La Blanc, which options are exercisable within 60 days of the Record Date.

(19) Includes (i) 25,500 shares of Common Stock issuable upon exercise of options held by Mr. Lee, which options are exercisable within 60 days of the Record Date, and (ii) 154 Common Stock equivalents, which will be settled in shares of Common Stock upon Mr. Lee's resignation or other termination from the Board.

(20) Includes (i) 40,500 shares of Common Stock issuable upon exercise of options held by Mr. Shull, which options are exercisable within 60 days of the Record Date, and (ii) 305 Common Stock equivalents, which will be settled in shares of Common Stock one year after Mr. Shull's resignation or other termination from the Board.

(21) Includes (i) 40,500 shares of Common Stock issuable upon exercise of options held by Mr. Steadman, which options are exercisable within 60 days of the Record Date, and (ii) 305 Common Stock equivalents, which will be settled in shares of Common Stock one year after Mr. Steadman's resignation or other termination from the Board.

(22) Includes (i) 599,132 shares of Common Stock issuable upon exercise of options within 60 days of the Record Date held by 10 current Directors and five current non-Director executive officers, and (ii) 1,679 shares of Common Stock to be issued upon the settlement of Common Stock equivalents held by six current Directors.

(23) Less than 1% of the class.

                                  PROPOSAL 1.
                             ELECTION OF DIRECTORS

     At the Annual Meeting, 10 Directors are to be elected to serve until the next Annual Meeting or until their respective successors will be elected and qualified. Management's nominees include all of the persons who currently serve as Directors, except for Paul Friedman, who is not standing for re-election. In addition, management has nominated William T. Kerr to stand for election as a Director for the first time at this year's Annual Meeting. The 10 nominees are set forth below. If the enclosed Proxy is duly executed and received in time for the meeting, it is the intention of the persons named therein to vote the shares represented thereby, unless otherwise directed, in favor of each of the 10 nominees listed below. The 10 nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as Directors. Votes withheld from any Director will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will have no other effect on the outcome of the vote on the election of Directors.

     If, at the time of the meeting, one or more of the nominees have become unavailable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Governance and Nominating Committee of the Board of Directors. The Governance and Nominating Committee knows of no reason why any of the 10 nominees will be unavailable or unable to serve. The names of each of the 10 nominees and certain other information is set forth below:

WILLIAM L. ARMSTRONG; AGE 61; CHAIRMAN, CHERRY CREEK MORTGAGE COMPANY

     Mr. Armstrong has been a Director since 1991. He has served as Chairman of Cherry Creek Mortgage Company since 1991; Chairman of El Paso Mortgage Company since 1993; Chairman of Centennial State Mortgage Company and Frontier Real Estate, Inc. since 1994; and Chairman of Transland Financial Services, Inc. since 1996. Mr. Armstrong served as a United States Senator for the State of Colorado from 1979 to 1991. Mr. Armstrong also currently serves as a director of Provident Companies, Inc. and Helmerich & Payne.

J. HAROLD CHANDLER; AGE 48; CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, PROVIDENT COMPANIES, INC.

     Mr. Chandler has been a Director since 1997. Since 1993, Mr. Chandler has served as Chairman, President and Chief Executive Officer of Provident Companies, Inc., a holding company of insurance subsidiaries that provides disability, life and related coverage to both individuals and to the employee benefits marketplace. From 1991 to 1993, Mr. Chandler served as President of the Mid-Atlantic Banking Group of NationsBank Corporation. Mr. Chandler also serves as a director of Provident Companies, Inc.; AmSouth Bancorporation; and Herman Miller, Inc.

WILLIAM R. HOOVER; AGE 68; CHAIRMAN OF EXECUTIVE COMMITTEE, COMPUTER SCIENCES CORPORATION

     Mr. Hoover has been a Director since 1995. He has served as Chairman of the Executive Committee of Computer Sciences Corporation, a provider of information technology services, since 1997. From 1972 to 1997, Mr. Hoover served as Chairman of the Board of Computer Sciences Corporation. From 1972 to 1995, Mr. Hoover also served as Chief Executive Officer and President of Computer Sciences Corporation. Mr. Hoover also currently serves as a director of Computer Sciences Corporation; Merrill Lynch & Co., Inc.; Eltron International, Inc.; and Rofin-Sinar Technologies, Inc.

STEPHEN J. KEANE; AGE 69; MANAGEMENT CONSULTANT

     Mr. Keane has been a Director since 1987. Mr. Keane has been a management consultant since 1985. Prior to that time, Mr. Keane served in various management positions, including President and Chief Executive Officer, of MAI/Basic Four-Small Business Computer Systems; and was Chairman of the Board of Alloy Computer Products.

WILLIAM T. KERR; AGE 56; CHAIRMAN AND CHIEF EXECUTIVE OFFICER, MEREDITH CORPORATION

     Mr. Kerr has been nominated to fill the directorship resulting from a Director not standing for re-election. Since January 1998, Mr. Kerr has served as Chairman and Chief Executive Officer of Meredith Corporation, a media and marketing company, centering on magazine and book publishing, television broadcasting, residential real estate marketing and franchising, and brand licensing. From January 1997 to January 1998, Mr. Kerr served as President and Chief Executive Officer, and from May 1994 to January 1997, he served as President and Chief Operating Officer. Prior to that time, from September 1991 to April 1994, he served as President of the Magazine Group and Executive Vice President. Mr. Kerr currently serves as a director of Meredith Corporation and Principal Mutual Life Insurance Company.

ROBERT E. LA BLANC; AGE 64; PRESIDENT, ROBERT E. LA BLANC ASSOCIATES, INC.

     Mr. La Blanc has been a Director since 1979. Mr. La Blanc is the founder and President of Robert E. La Blanc Associates, Inc., an information technologies consulting and investment banking firm, and has served in that capacity since 1981. Mr. La Blanc formerly served as Vice Chairman of Continental Telecom Corp. and was a general partner at Salomon Brothers. Mr. La Blanc is also a director of Salient 3 Communications, Inc.; Titan Corp.; Tribune Company; and a family of Prudential Mutual Funds.

ROBERT E. LEE; AGE 62; EXECUTIVE DIRECTOR EMERITUS, THE DENVER FOUNDATION

     Mr. Lee has been a Director since 1989. He currently serves as the Executive Director Emeritus of The Denver Foundation, a community foundation; from 1989 to 1996, he served as its Executive Director. Until his retirement in 1989, Mr. Lee served as the Chairman of First Interstate Bank of Denver. Mr. Lee also serves as a director of ING Group North American Insurance, Inc.; Meredith Corporation; and Source Capital Corporation.

HARRISON SHULL; AGE 74; FORMER PROVOST, NAVAL POSTGRADUATE SCHOOL

     Mr. Shull has been a Director since 1983. Mr. Shull was Provost, Naval Postgraduate School, Monterey, California, from 1988 until his retirement in 1995.

RICHARD C. STEADMAN; AGE 65; PRIVATE INVESTOR

     Mr. Steadman has been a Director since 1970. Mr. Steadman has been a private investor since 1981. Mr. Steadman previously served as Chairman of the Board of National Convenience Stores, Inc., a retail chain, until his retirement in 1995.

DAVID E. WEISS; AGE 54; CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER, STORAGETEK

     Mr. Weiss has served as Chairman, President and Chief Executive Officer of StorageTek since May 1996. Prior to that, he served in the following positions at StorageTek: Chief Operating Officer from March 1995 to May 1996; Executive Vice President of Systems Development from January 1993 to March 1995; Senior Vice President of Marketing and Program Management Process from June 1992 to January 1993; and Corporate Vice President of Market Planning from August 1991 to June 1992. Mr. Weiss joined the Company in February 1991 as Staff Vice President.

BOARD MEETINGS AND COMMITTEES

     The Company's Board of Directors held seven meetings during fiscal 1997. The Board of Directors has a standing Audit Committee, Governance and Nominating Committee, and Human Resources and Compensation Committee.

     Audit Committee. The Audit Committee currently consists of Directors Shull (Chair), Friedman, Hoover, La Blanc and Steadman. The Audit Committee held six meetings during fiscal 1997. The Audit Committee's principal functions are to review the arrangements for and the scope of the independent audit, as well as the results of the audit engagement; review the scope of non-auditing services performed by the independent accountants and their independence; review the Company's internal auditing procedures and personnel; review the appropriateness of significant accounting policies utilized by the Company; and appraise the Company's financial reporting activities (including its Annual Report on Form 10-K). The members of the Audit Committee are not employees of the Company and are, in the opinion of the Board, free from any relationship that would interfere with the exercise of independent judgment.

     Governance and Nominating Committee. The Governance and Nominating Committee met five times during fiscal 1997, and currently consists of Directors Armstrong (Chair), Hoover and Keane. None of the members of the Governance and Nominating Committee is an employee of the Company. The Committee's responsibilities include the selection of potential candidates for director and the recommendation of candidates to the Board. The Committee also assesses the Board's performance, makes recommendations to the Board regarding the organization and structure of the Board and Committees of the Board, and reviews the Company's corporate governance process.

     The Governance and Nominating Committee will consider nominees recommended by stockholders. Such recommendations should be directed to the Chair of the Governance and Nominating Committee at the Company's principal executive offices. In addition, under the Company's Bylaws, nominations for the election of Directors may be made by any stockholder entitled to vote in the election of Directors, but only if written notice of such stockholder's intent to make such nominations has been received by the Company at its principal executive office not less than 60 days nor more than 90 days prior to the meeting at which Directors are to be elected; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such stockholder's notice must set forth: (a) with respect to each proposed nominee, the name, age, business and residence address, principal occupation or employment, class and number of shares of stock of the Company owned and any other information that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A of the Securities Exchange Act of 1934 (the "Exchange Act"); and (b) with respect to the stockholder giving the notice, the name, address and class and number of shares of the Company that are beneficially owned by such stockholder. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

     Human Resources and Compensation Committee. The Human Resources and Compensation Committee (the "Compensation Committee") currently consists of Directors Keane (Chair), Armstrong, Chandler and Lee. The Compensation Committee held six meetings during fiscal 1997. The Compensation Committee's primary responsibilities are to evaluate the performance of executive management; review succession planning; and review compensation policies and agreements for executive management and key employees of the Company, other than the Chief Executive Officer. The Compensation Committee recommends to the Board for approval the total compensation for the Chief Executive Officer. The Compensation Committee approves salary recommendations for executive management and administers the Company's bonus, stock purchase and stock option plans. The members of the Compensation Committee are not employees of the Company and are, in the opinion of the Board, free from any relationship that would interfere with the exercise of independent judgment.

     During fiscal year 1997, no Director attended fewer than 75% of the aggregate number of meetings of the Board and the Committees of the Board on which he served. The average attendance at the Board meetings and Committee meetings which the Directors were scheduled to attend was 99%.

              STANDARD ARRANGEMENTS FOR COMPENSATION OF DIRECTORS

CASH COMPENSATION

     The Company pays each Director who is not an employee of the Company a standard annual retainer of $27,000. Commencing May 1997, the chair of each committee is paid an additional annual retainer of $5,000. Prior to that time, committee chairs were paid an additional fee of $2,000. During 1997, all nonemployee Directors were paid an additional fee of $1,000 for each meeting of the Board attended in excess of eight per year and $1,000 for each committee meeting attended. Commencing in 1998, Directors are paid a meeting fee of $1,000 for each Board meeting and Committee meeting attended. Directors also receive a fee of $1,000 per day for time spent on StorageTek business pursuant to a specific request by the Chairman of the Board. Each year, a nonemployee Director may irrevocably elect to defer receipt of all or a portion of their cash compensation. Nonemployee Directors also receive medical and dental coverage.

STOCK FOR FEES

     To further align the nonemployee Directors' interests with the long-term interests of the stockholders, the Company's 1995 Equity Participation Plan allows Directors to elect to receive a portion of their annual retainer either in shares of the Company's Common Stock or in Common Stock equivalents, in lieu of receiving cash compensation. In 1997, the Board adopted stock ownership guidelines for Directors, including a minimum ownership threshold of 2,500 shares of Common Stock or Common Stock equivalents. Nonemployee Directors who have not achieved the ownership threshold will elect to receive a minimum of 50% of their annual retainer in the form of Common Stock or Common Stock equivalents until such time as they have achieved the minimum stock ownership goal.

STOCK OPTIONS

     The Company has a Stock Option Plan for Nonemployee Directors (the "Director Plan"). Under the Director Plan, the Company has granted nonemployee Directors nonstatutory stock options to purchase shares of Common Stock, at an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant, on a predetermined schedule. All options expire ten years from the date of grant, unless earlier terminated pursuant to the provisions of the Director Plan.

     Each nonemployee Director is granted a stock option to purchase 25,000 shares of Common Stock (the "Initial Option") on the date of his or her initial election or appointment to the Board. These stock options become exercisable over a period of six years, in installments: 5,000 shares become exercisable six months following the date of grant; and the remaining shares become exercisable in equal installments on the six anniversary dates following the date of grant, provided that the optionee remains a Director of the Company.

     Each nonemployee Director is also granted a second option to purchase an additional 18,000 shares of the Company's Common Stock (the "Additional Option") on the third anniversary of his or her first election or appointment to the Board. The Additional Option becomes exercisable in three equal installments on the first, second and third anniversaries of the first date on which all shares that are subject to the Initial Option have become exercisable, provided that the optionee remains a Director of the Company.

     Each nonemployee Director, except Mr. Chandler and Mr. Hoover, has been granted, at varying times and in varying increments, stock options to purchase an aggregate of 43,000 shares of Common Stock. The vesting schedules for these options conform to the vesting schedules described above. To date, Directors Chandler and Hoover have each been granted a stock option to purchase 25,000 shares of Common Stock. All nonemployee Directors who have served on the Board for nine or more consecutive years hold fully vested options.

     As of the Record Date, the Director Plan had 321,334 shares available for future grant, including the 250,000 shares subject to stockholder approval at the Annual Meeting (see "Proposal 3. Amendment to the Nonemployee Director Stock Option Plan"), and 278,952 shares subject to outstanding options. During 1997, an option to purchase 25,000 shares was granted under the Director Plan to Mr. Chandler upon his election to the Board, and options to purchase 21,334 shares were terminated in connection with the decision of one Director not to stand for re-election at the 1997 Annual Meeting. At the 1998 Annual Meeting, stockholders are being asked to approve an amendment to the Director Plan to reserve 250,000 additional shares of Common Stock for issuance thereunder.

                                  PROPOSAL 2.
                                AMENDMENT TO THE
                       1987 EMPLOYEE STOCK PURCHASE PLAN

     On February 2, 1982, the Board of Directors (the "Board") adopted the 1982 Employee Stock Purchase Plan, which was amended, restated and renamed in 1987 and has been further amended from time to time since 1987 (the Employee Stock Purchase Plan, as so amended and restated, shall hereinafter be referred to as the "Purchase Plan"). At the 1998 Annual Meeting, stockholders are being asked to approve the reservation of an additional 1,400,000 shares of Common Stock for issuance under the Purchase Plan, bringing the total number of shares authorized for issuance under the Purchase Plan to 6,100,000 shares. As of the Record Date, 3,573,436 shares had been issued under the Purchase Plan, and 2,526,564 shares, including the 1,400,000 shares subject to stockholder approval, remain available for issuance under the Purchase Plan.

     The Purchase Plan is an integral component of the Company's efforts to stimulate employee stock ownership. In addition, the Purchase Plan serves as a financing source for the Company. During the last five years, the Company has received, through payroll deductions made by StorageTek employees, approximately $59 million to purchase shares of Common Stock in connection with offerings under the Purchase Plan and similar plans assumed by the Company in connection with an acquisition.

     It is the intention of the Company that the Purchase Plan continue to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986 (the "Code"), as amended from time to time. The provisions of the Purchase Plan will, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423 of the Code.

SUMMARY OF THE PURCHASE PLAN

     General. The Purchase Plan provides employees of the Company and its subsidiaries an opportunity to acquire shares of the Company's Common Stock through payroll deductions during each offering period. The Purchase Plan is implemented by offering periods (each an "Offering Period"), which currently last six months, but may be changed by the Board or Committee of the Board administering the Purchase Plan. Participation in the Purchase Plan is voluntary.

     Administration of the Purchase Plan. The Purchase Plan is administered by the Human Resources and Compensation Committee of the Board (the "Committee"), which consists solely of nonemployee Directors of the Company. All questions of interpretation and construction of any provision of the Purchase Plan are determined by the Committee, which also is responsible for adopting rules and regulations for administering the Purchase Plan. Determinations made by the Committee (and approved by the Board, if necessary) with respect to any matter or provision contained in the Purchase Plan are final, conclusive and binding upon all participants.

     Eligibility. With the exceptions described below, any person who is customarily employed by the Company or one of its majority-owned subsidiaries for more than 20 hours per week and more than five months in any calendar year is eligible to participate in the Purchase Plan. In order to participate in an offering, a person must be employed at least 15 days prior to the commencement of an Offering Period and remain continuously employed through the last day of the last full payroll period immediately preceding the termination of the Offering Period. Employees of certain subsidiaries outside of the United States are not eligible to participate in the Purchase Plan. As of the Record Date, approximately 6,700 employees were eligible to participate in the Purchase Plan.

     An employee will not be granted a right to purchase stock in the Purchase Plan if: (i) immediately after the grant, such employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company;
(ii) his or her rights to purchase stock under all employee stock purchase plans of the Company accrue at a rate that exceeds $25,000 worth of Common Stock (determined using the fair market value of the stock at the time such option is granted) for each calendar year; or (iii) his or her rights to purchase Common Stock would exceed 25,000 shares in any Offering Period.

     Shares Subject to the Purchase Plan. If this proposed amendment is approved, the number of shares of Common Stock authorized for sale under the Purchase Plan will total 6,100,000 shares (including 3,573,436 shares previously issued).

     Allocation of Shares. The Committee currently has allocated a maximum of 300,000 shares of Common Stock (plus any share balances remaining from earlier Offering Periods) for issuance during each Offering Period. The Committee may, in its discretion, increase or decrease the maximum shares available for any Offering Period prior to the commencement of the affected Offering Period, provided that the change is announced at least five days prior to the affected Offering Period. If fewer than the number of shares allocated with respect to any Offering Period are purchased during such Offering Period, the number of shares not purchased will be carried over and will be available for sale during any subsequent Offering Period. If the total number of shares that participants would otherwise be allowed to purchase on the termination date of an Offering Period exceeds the maximum number of shares available for sale, the Company will make a pro rata allocation of the shares available in as nearly uniform a manner as is practicable. The balance of all remaining accumulated deductions will be returned to each participant, together with the net earnings.

     Participation; Payroll Deductions. To participate in the Purchase Plan, an eligible employee must authorize payroll deductions pursuant to the Purchase Plan. Such payroll deductions may not exceed 10% of a participant's base pay during the Offering Period. For purposes of this calculation, base pay will include, at the participant's election, either (i) base salary only; or (ii) base salary plus bonus, incentive and commission compensation. All payroll deductions are held by the Company in a segregated account. Once an employee becomes a participant in the Purchase Plan, the employee will automatically participate in each successive Offering Period until such time as the employee withdraws from the Purchase Plan or the participant terminates employment with the Company. On the first day of the Offering Period (the "Offering Commencement Date"), each participant is automatically granted a right to purchase shares of the Company's Common Stock. The right expires at the end of the Offering Period (the "Offering Termination Date") or upon termination of employment, whichever is earlier, but is exercised on each Offering Termination Date to the extent of the payroll deductions accumulated in the participant's account during the Offering Period.

     Purchase Price. Shares of Common Stock may be purchased under the Purchase Plan at a price equal to 85% of the lesser of the price of the Common Stock on
(i) the Offering Commencement Date, or (ii) the Offering Termination Date. The "price" of the Common Stock means the closing price per share of the Common Stock on the New York Stock Exchange as reported in The Wall Street Journal for the Offering Commencement Date or Offering Termination Date. The number of shares of Common Stock a participant purchases in each Offering Period is determined by dividing the total amount of payroll deductions accumulated in the participant's account during an Offering Period by the purchase price. As of the Record Date, the closing price of the Common Stock was $75.50 per share.

     Fractional Shares. The Committee may issue fractional shares in order to utilize the full amount of a participant's deductions. In the event the Committee determines not to issue fractional shares under the Purchase Plan, a participant's accumulated payroll deductions that would have been used to purchase fractional shares will, at the Committee's discretion, either be returned to the participant or automatically credited to the participant's account and applied toward his or her option to purchase shares in the next Offering Period. For the current Offering Period, the Committee has determined not to issue fractional shares.

In addition, if a participant's deductions exceed the limitations of the Purchase Plan, the excess deductions, together with net earnings, will be returned to the participant following the Offering Termination Date.

     Termination of Employment; Withdrawal. Termination of a participant's employment for any reason, including disability or death, or the failure of the participant to remain in the continuous scheduled employ of the Company for at least 20 hours per week, cancels his or her right and participation in the Purchase Plan immediately. In such event, the payroll deductions credited to the participant's account will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided in the Purchase Plan.

     Generally, a participant may withdraw from an Offering Period without affecting his or her eligibility to participate in future Offering Periods. However, once a participant withdraws from a particular offering, that participant may not participate again in the same offering. In order to withdraw, a participant must make such election prior to the 15th day of the month in which the Offering Termination Date is scheduled to occur.

     Adjustment Upon Change in Capitalization. In the event that the Common Stock is changed or exchanged by reason of any stock dividend, stock split, reverse stock split, consolidation, or combination of shares, reclassification, recapitalization, or any action of a similar nature affecting the Company's Common Stock (excluding, however, any reorganization under the United States Bankruptcy Code), then the number of shares of Common Stock reserved for issuance under the Purchase Plan, the number and class of shares of stock subject to rights outstanding under the Purchase Plan, and the exercise price of any such outstanding rights will be adjusted. The extent and manner of adjustment will be determined by the Board based upon the recommendations of the Compensation Committee as appropriate under the Purchase Plan.

     Merger or Sale of Assets. Unless the Board determines otherwise, in connection with StorageTek's merger with another entity or acquisition of all or substantially all of StorageTek's assets by another corporation, the successor corporation will assume or substitute outstanding rights under the Purchase Plan. If such rights are not assumed or substituted, then either the Offering Period then in progress will be shortened by setting a new Offering Termination Date and the Board or the Committee will notify each participant that his or her right will be exercised automatically on the new Offering Termination Date, unless prior to such date, the participant has withdrawn from the Offering Period, or the outstanding rights to purchase will be canceled and deductions credited to participants' accounts will be returned to the participants.

     Amendment and Termination. The Board may, at any time, amend or terminate the Purchase Plan unless stockholder approval is required or desirable under applicable law or regulation, including federal and state corporate laws, securities laws, tax laws and the rules of the New York Stock Exchange. However, no such action can make any change in any option already granted under the Purchase Plan that would adversely affect the rights of any participant.

     Federal Income Tax Consequences. The Purchase Plan and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, the participant has no liability for federal income tax, and the Company does not withhold any taxes, at the time of grant of the option or the participant's purchase of shares. Upon the subsequent sale or other disposition of the shares by a participant, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the Offering Commencement Date and more than one year from the Offering Termination Date (which is the date that the shares are transferred to a participant), then the participant will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (ii) an amount equal to 15% of the fair market value of the shares as of the Offering Commencement Date. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the Offering Termination Date over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. Different rules may apply to participants who are subject to Section 16(b) of the Exchange Act.

     The Company does not deduct amounts taxed as ordinary income or capital gain to a participant, except to the extent of ordinary income reported by participants upon a sale or other disposition of shares prior to the expiration of the holding periods described above. Any such deduction may be limited in the case of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers under Section 162(m) of the Code.

     The foregoing is only a summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Purchase Plan. The foregoing does not purport to be complete, and does not discuss the tax consequences of a participant's death or the income tax laws of any municipality, state or foreign country in which the participant resides.

PARTICIPATION IN THE EMPLOYEE STOCK PURCHASE PLAN

     Participation in the Purchase Plan is voluntary and is dependent on each eligible employee's election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable. Nonemployee Directors are not eligible to participate in the Purchase Plan. No options have yet been granted with respect to the 1,400,000 shares that are subject to stockholder approval. The following table sets forth certain information regarding shares purchased under the Purchase Plan during the last fiscal year and the payroll deductions accumulated at the end of the last fiscal year in accounts under the Purchase Plan for each of the Named Executive Officers, for all current executive officers as a group and for all other employees who participated in the Purchase Plan as a group.

                             AMENDED PLAN BENEFITS
                       1987 EMPLOYEE STOCK PURCHASE PLAN

                                                                                        PAYROLL
                                                       NUMBER OF                       DEDUCTIONS
                                                         SHARES         DOLLAR        AS OF FISCAL
NAME OF INDIVIDUAL OR IDENTITY OF GROUP AND POSITION  PURCHASED(#)    VALUE($)(1)    YEAR END($)(2)
----------------------------------------------------  ------------    -----------    --------------
David E. Weiss.....................................            -0-           -0-              -0-
  Chairman of the Board, President and CEO
Gary D. Francis....................................            241    $    5,639       $    1,615
  Vice President and General Manager, Enterprise
     Nearline Business Group
L. Thomas Gooch(3).................................            -0-           -0-              -0-
  Executive Vice President and General Manager,
     Network Systems
David E. Lacey.....................................            -0-           -0-              -0-
  Executive Vice President and Chief Financial
     Officer
Victor M. Perez....................................            849         4,498            5,538
  Executive Vice President, Enterprise Operations
W. Russell Wayman..................................            844         4,447            3,385(4)
  Former Corporate Vice President, General Counsel
     and Secretary
John V. Williams...................................            -0-           -0-              -0-
  Former Executive Vice President, Worldwide Field
     Operations
All Current Executive Officers as a Group (6
  persons).........................................          1,153        10,468            7,154
All Other Employees as a Group (2,872 persons).....        467,844     8,109,665        2,067,081(5)

---------------

(1) Dollar Value is the fair market value of shares on date of purchase minus the purchase price under the Purchase Plan.

(2) Payroll Deductions as of fiscal year end are comprised of employee contributions made to the Purchase Plan in 1997 during the first two months of the Offering Period that commenced on November 1, 1997.

(3) On March 1, 1998, Mr. Gooch resigned from his position as an executive officer of the Company, and is currently serving in a non-executive officer capacity in the Multiplatform Business Group.

(4) Mr. Wayman's employment with the Company terminated on February 27, 1998, and his accumulated payroll deductions were returned to him.

(5) Payroll Deductions as of fiscal year end for all other employees as a group do not include deductions for employees of any subsidiaries located outside of the United States.

VOTE REQUIRED

     Approval of the amendments to the 1987 Employee Stock Purchase Plan requires the affirmative vote of a majority of the Votes Cast. See "PROCEDURAL MATTERS -- Quorum; Abstentions; Broker Non-Votes" above. Proxies received by the Company will be voted "FOR" this proposal unless a contrary vote is specified.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE 1987 EMPLOYEE STOCK PURCHASE PLAN.

                                  PROPOSAL 3.
                                  AMENDMENT TO
                   THE NONEMPLOYEE DIRECTOR STOCK OPTION PLAN

     Management believes it is in the best interest of the Company to compensate nonemployee Directors for their continued service by giving them a direct interest in the Company's future success. Granting stock options to nonemployee Directors also enables the Company to attract and retain the services of experienced individuals with outstanding qualifications and abilities. In 1987, the Company's stockholders established the Storage Technology Corporation Stock Option Plan for Nonemployee Directors (the "1987 Director Plan"). Since that time, the stockholders have twice approved amendments to the 1987 Director Plan to, among other things, add additional shares of stock for issuance, alter the formula for granting awards, change certain expiration terms of the options and extend the term of the 1987 Director Plan. The 1987 Director Plan as amended and restated is referred to herein as the "Director Plan."

     At the Annual Meeting, stockholders are being asked to approve the reservation of an additional 250,000 shares of Common Stock for issuance under the Director Plan. As of the Record Date, 278,952 shares had been issued under the Director Plan and 321,334 shares, including the 250,000 shares subject to shareholder approval, remain available for issuance under the Director Plan.

SUMMARY OF THE DIRECTOR PLAN

     General. Under the Director Plan, each of the Company's nonemployee Directors receives a stock option to purchase 25,000 shares of the Company's Common Stock (the "Initial Option") upon his or her first election or appointment to the Board. This option becomes exercisable over a period of six years, in installments: 5,000 shares become exercisable six months following the date of grant; and the remaining 20,000 shares become exercisable in equal installments on each of the first through the sixth anniversaries of the date of grant, provided that the optionee remains a Director of the Company. In addition, each nonemployee Director who was such on July 26, 1995, or who subsequently joined the Board, has been or will be granted a second stock option to purchase 18,000 shares of the Company's Common Stock (the "Additional Option") on the third anniversary of his or her first election or appointment to the Board. The Additional Option becomes exercisable in three equal installments of 6,000 shares each on the first, second and third anniversaries of the first date on which all shares that are subject to the Initial Option have become exercisable, provided that the optionee remains a Director of the Company. Options issued under the Director Plan do not qualify as incentive options under
Section 422 of the Code.

     At various times, each Director who was elected prior to 1991, has been granted options to purchase an aggregate of 43,000 shares of Common Stock. These grants were made in increments of either 2,500, 2,500, 20,000 and 18,000 shares or 2,500, 22,500 and 18,000 shares. The vesting schedules for these options conform to the vesting schedules described above. The stock options held by nonemployee Directors who have served as nonemployee Directors for nine or more consecutive years are fully vested.

     Administration of the Director Plan. The Director Plan is administered by the Human Resources and Compensation Committee of the Board (the "Committee"). All questions of interpretation and construction of any provision of the Director Plan are determined by the Committee, which is also responsible for adopting rules and regulations for administering the Director Plan, subject to limitations. The principal terms of stock options granted under the Director Plan are fixed pursuant to the terms of the Director Plan. As a result, the Committee does not have discretion to determine who will receive options, the number of shares subject to options, the exercise price, or the applicable vesting periods. Determinations made by the Committee (and approved by the Board if necessary) with respect to any matter or provision contained in the Director Plan are final, conclusive and binding. The Committee consists of nonemployee Directors who have received, and may in the future receive, options under the Director Plan.

     Eligibility. Only nonemployee Directors are eligible to receive option grants under the Director Plan. As of the Record Date, there were nine nonemployee Directors.

     Option Terms; Exercise of Options. All options granted under the Director Plan have an exercise price equal to 100% of the fair market value of the Company's Common Stock on the date of grant and have a term of ten years. For purposes of the Director Plan, "fair market value" means the closing price per share of the Common Stock on the New York Stock Exchange as reported in The Wall Street Journal for the last trading day prior to the date of grant, or the par value of the Common Stock, whichever is greater. The options may be exercised by delivering a notice of exercise and the exercise price to the Company. The exercise price may be paid in cash or in shares of the Company's Common Stock. Options granted under the Director Plan are not transferable other than (i) by testamentary will or pursuant to the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended from time to time, or Title I of the Employee Retirement Income Security Act, or (iii) as may otherwise be permitted by applicable law, including Rule 16b-3 of the Exchange Act.

     If a nonemployee Director retires at or after age 70, all outstanding options held by the former Director vest and are immediately exercisable in full for six months or the full term of the option, depending upon the date of option grant and period of service. If a nonemployee Director dies, all outstanding options held by the former Director vest and are immediately exercisable in full for 12 months or the full term of the option, depending upon the date of option grant and period of service. If a nonemployee Director becomes disabled, all vested options held by the former Director are exercisable for 12 months or the full term of the option, depending upon the date of option grant and period of service. If a nonemployee Director terminates service for any reason other than death, disability or retirement, all previously vested options held by the former Director are exercisable for six months or the full term of the option, depending upon the date of option grant and period of service.

     Shares Subject to the Director Plan. There are currently 321,334 shares of Common Stock reserved for future issuance under the Director Plan, including the 250,000 shares that are subject to stockholder approval. The number of shares of Common Stock reserved for issuance under the Director Plan and the number of shares reserved for issuance under any outstanding options will be adjusted in the event of any stock dividend, stock split, reverse stock split, combination, reclassification, recapitalization, or other similar event that would cause changes in the Company's Common Stock. In such event, a corresponding adjustment will be made to the exercise price per share for any outstanding options.

     If any outstanding option under the Director Plan expires or is terminated for any reason before the end of the option term, the shares of stock allocable to the unexercised portion of such option will be available for future grants under the Director Plan.

     Merger or Sale of Assets. In the event the Company is merged or consolidated with another entity and the stockholders of the Company, immediately prior to such merger or consolidation, own 50% or less of the voting power of the surviving entity; or in the event all or substantially all of the assets of the Company are acquired, or more than 50% of the outstanding voting stock of the Company is acquired by another person or entity; or in case of reorganization (except a reorganization under the United States Bankruptcy Code) or liquidation of the Company (i) all outstanding options will be assumed or substituted on an equitable basis by the successor or reorganized entity, and
(ii) all outstanding options under the Director Plan will automatically become exercisable in full upon stockholder approval of the event if required or, if approval is not required, upon the occurrence of the event.

     Amendment and Termination. The Board may, at any time, amend or terminate the Director Plan, unless stockholder approval is required or desirable under applicable law or regulation, including federal and state corporate laws, securities laws, tax laws and the rules of the New York Stock Exchange. However, no such action can adversely affect the rights of any Director holding outstanding options under the Director Plan without the Director's consent. The Director Plan will terminate whenever the Board adopts a resolution to that effect or on March 29, 2010.

     Federal Income Tax Consequences. Nonemployee Directors who receive stock options do not recognize any taxable income at the time of grant. A nonemployee Director will recognize ordinary income upon the exercise of the option in an amount generally measured as the excess of (i) the fair market value of the shares purchased at the time of exercise, and (ii) the exercise price paid for the shares. In general, the Company will be entitled to a compensation expense deduction in connection with a nonemployee Director exercising an option to the extent of ordinary income reported by the nonemployee Director.

PARTICIPATION IN THE DIRECTOR PLAN

     Future grants of stock options under the Director Plan are determined by a fixed formula, as described above. However, the recipients and exercise prices of the options can only be determined based on the future status of current Directors and the future appointment or election of additional directors. Accordingly, future awards are not determinable. Only nonemployee Directors are eligible to participate in the Director Plan; executive officers and other employees of the Company are not eligible to receive any stock options or other benefits under the Director Plan. During fiscal 1997, the only option granted under the Director Plan was an Initial Option to purchase 25,000 shares at $42.50 per share granted to J. Harold Chandler upon his initial election to the Board of Directors at last year's Annual Meeting of Stockholders.

     In the event that Mr. Kerr is elected to the Board of Directors at this Annual Meeting, he will be granted an Initial Option to purchase 25,000 shares at an exercise price equal to the fair market value on May 21, 1998.

VOTE REQUIRED

     Approval of the amendment to the Director Plan requires the affirmative vote of a majority of the Votes Cast. See "PROCEDURAL MATTERS -- Quorum; Abstentions; Broker Non-Votes" above.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE NONEMPLOYEE DIRECTOR STOCK OPTION PLAN.

                                  PROPOSAL 4.
                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

     The firm of Price Waterhouse LLP ("Price Waterhouse") served as the Company's auditors for the year ended December 26, 1997, and has been engaged by the Audit Committee to serve as auditors for the fiscal year ending December 25, 1998.

     The Board of Directors requests that stockholders ratify the engagement of Price Waterhouse for fiscal year 1998. A representative of Price Waterhouse is expected to be present at the Annual Meeting and available to respond to appropriate questions, and although Price Waterhouse has indicated that no statement will be made, an opportunity for a statement will be provided. In the event the proposal to ratify the selection of Price Waterhouse is defeated, the adverse vote will be considered as a recommendation to the Board of Directors to select other independent auditors for the next year. However, because of the expense and difficulty in changing independent auditors after the beginning of the year, the Board of Directors intends to allow the appointment for 1998 to stand, unless the Board of Directors finds other reasons for making a change. Even if the selection is ratified, the Board of Directors, in its discretion, may select a new independent accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation earned during the last three fiscal years by the Chief Executive Officer ("CEO"); each of the other four most highly compensated executive officers of the Company (based on 1997 salary plus bonus) who were serving as such at December 26, 1997, the Company's fiscal year-end; and two individuals whose service as executive officers terminated during fiscal 1997 and who would have been listed as two of the four most highly compensated executive officers had they been serving as executive officers at the end of the fiscal year.

                                                                                        LONG-TERM COMPENSATION
                                                                                       -------------------------
                                               ANNUAL COMPENSATION                              AWARDS
                              ------------------------------------------------------   -------------------------
                                                                                        RESTRICTED    SECURITIES
          NAME AND                                                   OTHER ANNUAL         STOCK       UNDERLYING
     PRINCIPAL POSITION       YEAR   SALARY($)(1)   BONUS($)(1)   COMPENSATION($)(2)   AWARDS($)(3)   OPTIONS(#)
     ------------------       ----   ------------   -----------   ------------------   ------------   ----------
DAVID E. WEISS                1997     $616,769      $992,000          $119,000               -0-          -0-
  Chairman of the Board,      1996      497,116       834,900            51,000               -0-      304,804
  President and CEO           1995      333,943           -0-                --          $296,348       71,269
GARY D. FRANCIS               1997      202,294       166,250                --               -0-       15,000
  Vice President and          1996      152,241        95,948                --               -0-        1,960
  General Manager,            1995      128,627        24,252                --               -0-        3,427
  Nearline Business Group
L. THOMAS GOOCH(5)            1997      274,545       275,000            73,360               -0-          -0-
  Executive Vice President    1996      262,000       262,000            31,440               -0-       13,808
  and General Manager,        1995      255,539           -0-                --           182,673       26,048
  Network Systems
DAVID E. LACEY                1997      288,462       335,000            61,200               -0-          -0-
  Executive Vice President    1996      238,077       293,250            25,800               -0-       49,060
  and Chief Financial         1995      169,342           -0-                --           149,909       21,376
  Officer
VICTOR M. PEREZ               1997      274,462       378,000            51,877(6)            -0-       20,000
  Executive Vice President,   1996      205,365       242,880            21,833(6)            -0-       15,444
  Enterprise Operations       1995      170,000           -0-            16,463(6)        118,544       10,141
W. RUSSELL WAYMAN(7)          1997      219,538        99,000            47,628               -0-          -0-
  Former Corporate Vice       1996      209,615       189,000            24,000               -0-        6,627
  President, General          1995      199,424           -0-                --           139,446       11,930
  Counsel and Secretary
JOHN V. WILLIAMS(8)           1997      314,308       157,500            70,256               -0-          -0-
  Former Executive Vice       1996      299,039       300,000           107,935(9)            -0-       15,817
  President, Worldwide        1995      275,001           -0-            71,257(9)        191,738       27,341
  Field Operations


          NAME AND                ALL OTHER
     PRINCIPAL POSITION       COMPENSATION($)(4)
     ------------------       ------------------
DAVID E. WEISS                     $ 71,186
  Chairman of the Board,             39,722
  President and CEO                   9,758
GARY D. FRANCIS                      15,887
  Vice President and                  8,242
  General Manager,                    1,951
  Nearline Business Group
L. THOMAS GOOCH(5)                   39,238
  Executive Vice President           25,229
  and General Manager,               15,043
  Network Systems
DAVID E. LACEY                       28,276
  Executive Vice President           19,267
  and Chief Financial                 5,329
  Officer
VICTOR M. PEREZ                      34,036
  Executive Vice President,          16,474
  Enterprise Operations               8,227
W. RUSSELL WAYMAN(7)                241,292
  Former Corporate Vice              17,747
  President, General                  7,689
  Counsel and Secretary
JOHN V. WILLIAMS(8)                  30,863
  Former Executive Vice              24,692
  President, Worldwide                4,957
  Field Operations

---------------

(1) Salary and bonus are reported in the year earned even if not actually paid until the following year. Any compensation that was deferred at the Named Executive Officer's election is included in the salary or bonus column for the year in which it was earned. All bonuses were awarded under the Company's Management by Objective Bonus Program, except for discretionary cash bonuses of $108,900 and $38,250 awarded to Mr. Weiss and Mr. Lacey, respectively, in 1996.

(2) Other Annual Compensation (except as noted in Footnotes 6 and 9 below) consists entirely of special cash bonuses to cover the personal income tax liabilities associated with the vesting of restricted stock. Perquisite amounts are not required to be reported if total perquisites for the Named Executive Officer were not more than the lesser of $50,000 or 10% of the Named Executive Officer's annual salary and bonus. The numbers shown for 1996 reflect certain adjustments to the perquisite calculations.

(3) As of December 26, 1997, the aggregate number of restricted shares held by Named Executive Officers and their fair market values were as follows: Mr.
    Weiss: 3,210 shares valued at $186,061; Mr. Francis: 1,564 shares valued at $90,654; Mr. Gooch: 14,080 shares valued at $816,119; Mr. Lacey: 5,005 shares valued at $290,105; Mr. Perez: 3,732 shares valued at $216,318; Mr.
    Wayman: 6,011 shares valued at

    $348,416; and Mr. Williams: 9,092 shares valued at $527,000. The fair market value was calculated by multiplying the number of restricted shares held by the officer by the closing price of the Company's Common Stock of $58.063 per share as reported in The Wall Street Journal at fiscal year-end and subtracting the purchase price. The restricted stock awarded in fiscal 1995 (11,442 shares to Mr. Weiss; 7,053 shares to Mr. Gooch; 5,788 shares to Mr. Lacey; 4,577 shares to Mr. Perez; 5,384 shares to Mr. Wayman; and 7,403 shares to Mr. Williams) vested incrementally: 44% of the shares vested on December 14, 1996, 28% vested on June 14, 1997, and the remaining 28% vested on December 14, 1997. Mr. Wayman and Mr. Williams elected to defer the foregoing vesting dates, as follows: the first vesting date occurred on February 24, 1997; the second vesting date occurred on July 30, 1997 and the third vesting date occurred on February 24, 1998. The executive officer has all the rights of a stockholder with respect to any shares of restricted stock, including the right to receive dividends, if any, except that the stock and any stock dividends are subject to a right of repurchase by the Company at the original purchase price paid by the executive officer and the shares may not be disposed of until the repurchase right lapses.

(4) Amounts shown for 1997 include: (i) the value of premiums paid by the Company for Executive Group Term Life Insurance on behalf of the Named Executive Officers, as follows: Mr. Weiss: $18,068; Mr. Francis: $2,165; Mr.
    Gooch: $7,968; Mr. Lacey: $7,462; Mr. Perez: $4,592; Mr. Wayman: $6,350; and
    Mr. Williams: $9,497; (ii) above-market interest earned on deferred compensation, as follows: Mr. Weiss: $12,966; Mr. Francis: $438; Mr. Gooch:
    $14,796; Mr. Lacey: $2,046; Mr. Perez: $11,318; Mr. Wayman: $554; and Mr.
    Williams: $932; (iii) contributions made by the Company during fiscal 1997 to the 401(k) plan, as follows: Mr. Weiss: $8,496; Mr. Francis: $10,350; Mr.
    Gooch: $10,350; Mr. Lacey: $7,510; Mr. Perez: $8,558; Mr. Wayman: $8,496;
    and Mr. Williams: $8,854; (iv) contributions by the Company to the deferred compensation plan, as follows: Mr. Weiss: $31,656; Mr. Francis: $2,934; Mr.
    Gooch: $6,124; Mr. Lacey: $11,258; Mr. Perez: $9,568; Mr. Wayman: $5,892;
    and Mr. Williams: $11,580; and (v) a severance payment of $220,000 paid to Mr. Wayman in 1998.

(5) Mr. Gooch ceased serving as an executive officer of the Company on March 1, 1998.

(6) The 1997 amount includes $4,277, representing tax equalization payments, and a $47,600 special cash bonus paid to Mr. Perez to cover the personal income tax liabilities associated with the vesting of restricted stock. The entire amounts shown for 1996 and 1995 represent tax equalization payments.

(7) Mr. Wayman ceased serving as an executive officer of the Company on October 6, 1997, and as an employee on February 27, 1998.

(8) Mr. Williams ceased serving as an executive officer of the Company on June 26, 1997.

(9) Amounts reflect payments of $48,196 in 1996 and $55,249 in 1995 made in lieu of relocation expense reimbursements provided for in Mr. Williams' offer of employment, and $59,739 in 1996 and $16,008 in 1995 representing a special cash bonus to cover the personal income tax liabilities associated with the vesting of restricted stock.

STOCK OPTION GRANTS TABLE

     The following table sets forth information regarding stock options granted to the Named Executive Officers during fiscal 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                           -------------------------------------------------
                                          % OF TOTAL                           POTENTIAL REALIZABLE VALUE AT
                           NUMBER OF       OPTIONS                                ASSUMED ANNUAL RATES OF
                           SECURITIES     GRANTED TO                            STOCK PRICE APPRECIATION FOR
                           UNDERLYING     EMPLOYEES    EXERCISE                        OPTION TERM(1)
                            OPTIONS       IN FISCAL     PRICE     EXPIRATION   ------------------------------
          NAME             GRANTED(#)        1997       ($/SH)       DATE         5%($)             10%($)
          ----             ----------     ----------   --------   ----------   ------------      ------------
David E. Weiss...........       -0-            0%           --           --            --                --
Gary D. Francis..........     5,000(2)(3)   0.75%      $45.875     02/06/07      $144,253          $365,565
                              5,000(2)(4)   0.75%       41.000     05/21/07       128,923           326,717
                              5,000(5)      0.75%       41.000     05/21/07       128,923           326,717
L. Thomas Gooch..........       -0-            0%           --           --            --                --
David E. Lacey...........       -0-            0%           --           --            --                --
Victor M. Perez..........    10,000(2)(6)   1.51%       41.000     05/21/07       257,847           653,434
                             10,000(5)      1.51%       41.000     05/21/07       257,847           653,434
W. Russell Wayman........       -0-            0%           --           --            --                --
John V. Williams.........       -0-            0%           --           --            --                --

---------------

(1) Potential realizable value is calculated based on an assumption that the price of the Company's Common Stock appreciates at the annual rate shown (5% and 10%), compounded annually, from the date of grant of the option until the end of the option term (10 years). The value is net of the exercise price but is not adjusted for the taxes that would be due upon exercise. THE 5% AND 10% ASSUMED RATES OF APPRECIATION ARE MANDATED BY THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION AND DO NOT IN ANY WAY REPRESENT THE COMPANY'S ESTIMATE OR PROJECTION OF FUTURE STOCK PRICES. Actual gains, if any, upon future exercise of any of these options will depend on the actual performance of the Company's Common Stock, the continued employment of the Named Executive Officer holding the option through its vesting period, and the subsequent exercise of the option by the Named Executive Officer.

(2) Standard stock options are granted under the 1995 Equity Participation Plan at an exercise price equal to 100% of fair market value on the date of grant. Options become exercisable in three installments on the first three anniversary dates from the date of grant, and expire 10 years from the date of grant. Options generally are exercisable for 90 days after a voluntary termination to the extent vested at that time, but will terminate immediately upon a termination for cause. In the event of a recapitalization, merger, consolidation or reorganization (excluding any reorganization under the U.S. Bankruptcy Code), or sale of all or substantially all of the assets of the Company, the number and kind of shares and exercise price will be adjusted, as appropriate. In the event of a hostile tender offer, the vesting period of all options outstanding will accelerate. Options are not transferable, except upon disability, or upon death by testamentary will or pursuant to the laws of descent and distribution or, if permitted by applicable laws, the Committee may permit transfers to a limited class of persons.

(3) Mr. Francis was granted a standard stock option to purchase 5,000 shares of Common Stock on February 6, 1997, which becomes exercisable as follows:
    1,650 shares vest on each of February 6, 1998 and February 6, 1999, and 1,700 shares vest on February 6, 2000.

(4) Mr. Francis was granted a standard stock option to purchase 5,000 shares of Common Stock on May 21, 1997, which becomes exercisable as follows: 3,500 shares vest on May 21, 1998; 1,000 shares vest on May 21, 1999 and 500 shares vest on May 21, 2000.

(5) Performance-based stock options are granted under the 1995 Equity Participation Plan at an exercise price equal to 100% of fair market value on the date of grant. Performance-based options generally become exercisable on the sixth anniversary of the date of grant, unless accelerated to the first three anniversary dates based on achieving performance goals, and expire 10 years from the date of grant. Performance-based options generally are exercisable for 90 days after a voluntary termination to the extent vested at that time, but will terminate immediately upon a termination for cause. In the event of a recapitalization, merger, consolidation or reorganization (excluding any reorganization under the U.S. Bankruptcy Code), or the sale of all or substantially all of the assets of the Company, the number and kind of shares and exercise price will be adjusted, as appropriate. In the event of a hostile tender offer, the vesting period of all options outstanding will accelerate. Options are not transferable, except upon disability, or upon death by testamentary will or pursuant to the laws of descent and distribution or, if permitted by applicable law, the Committee may permit transfers to a limited class of persons.

(6) Mr. Perez was granted a standard stock option to purchase 10,000 shares of Common Stock on May 21, 1997, which becomes exercisable as follows: 5,000 shares vest on May 21, 1998; 3,000 shares vest on May 21, 1999; and 2,000 shares vest on May 21, 2000.

STOCK OPTION EXERCISES AND YEAR-END VALUE TABLE

     The following table sets forth information regarding stock options exercised by Named Executive Officers during fiscal 1997 and options held by them at fiscal year-end 1997.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                              NUMBER OF SECURITIES
                                                                   UNDERLYING               VALUE OF UNEXERCISED
                                                                   UNEXERCISED              IN-THE-MONEY OPTIONS
                                                             OPTIONS AT 12/26/97(#)           AT 12/26/97($)(1)
                           SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
          NAME             ON EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             ---------------   -----------   -----------   -------------   -----------   -------------
David E. Weiss...........         -0-              -0-       177,542        247,455      $4,466,635     $5,455,452
Gary D. Francis..........       2,538         $ 63,347         1,765         19,071          44,260        324,983
L. Thomas Gooch..........      35,471          672,836        18,340         30,671         463,821        665,006
David E. Lacey...........         -0-              -0-        43,654         47,424       1,163,353      1,026,946
Victor M. Perez..........         -0-              -0-        14,915         38,874         376,947        711,933
W. Russell Wayman(2).....      21,814          468,040         5,430         14,576         127,052        315,248
John V. Williams.........      21,816          629,536        14,232         32,917         311,513        699,285

---------------

(1) Value is calculated by (i) subtracting the exercise price per share from the fiscal year-end market value of $58.063 per share and (ii) multiplying by the number of shares subject to the option. Options that have an exercise price equal to or greater than the fiscal year-end market value are not included in the value calculation.

(2) Mr. Wayman's employment with the Company terminated on February 27, 1998. On that date, options to purchase 11,252 shares, reported as outstanding but unexercisable on December 26, 1997, terminated unexercised.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     On June 24, 1996, the Company and Mr. Weiss entered into an employment agreement, which expires in May 1999. The agreement provides for annual base compensation and participation in the Company's MBO bonus program, which amounts are subject to adjustment from time to time. For 1997, Mr. Weiss' base compensation was set at $620,000 and his on-target bonus percentage was set at 80%. For 1998, Mr. Weiss' base compensation has been set at $700,000 and his on-target bonus percentage is 80%. In the event of an involuntary termination without cause, or in the event of death, the agreement provides for a severance payment equal to the greater of (i) his annual base compensation through the end of the employment term, or (ii) 100% of his annual base compensation plus 100% of his then-current bonus percentage (whether or not such bonus would have been otherwise payable). In the event of a change in control followed by voluntary termination within 24 months, Mr. Weiss would receive an amount equal to the greater of two times his annual base salary plus two times 100% of the then-current bonus percentage or the amount described above, and his outstanding stock options and restricted stock would become fully vested. Upon termination for cause, compensation would be paid only through the date of termination. The agreement also provides for medical and life insurance, financial services and an automobile allowance.

     On June 24, 1996, the Company and Mr. Lacey entered into an employment agreement that provides for annual base compensation and participation in the Company's MBO bonus program, which amounts are subject to adjustment from time to time. In May 1997, Mr. Lacey's base compensation was set at $300,000 and at year-end, his on-target bonus percentage was 60%. For 1998, Mr. Lacey's base compensation has been set at $330,000 and his on-target bonus percentage is 60%. In the event of an involuntary termination without cause, or in the event of his death, the agreement provides for a severance payment equal to his then-current annual base compensation plus 100% of his then-current bonus percentage (whether or not such bonus would have been otherwise payable). In the event of a change in control followed by voluntary termination within 24 months, Mr. Lacey would receive an amount equal to two times his annual base salary plus two times 100% of the then-current bonus percentage, and his outstanding stock options and restricted stock would become fully vested. Upon termination for cause, compensation would be paid only through the date of termination. The agreement also provides for medical and life insurance, financial services and an automobile allowance.

     In February 1995, the Company entered into employment agreements with Mr. Gooch, Mr. Perez, Mr. Wayman and Mr. Williams, which provide for annual base compensation and participation in the Company's MBO bonus program. In 1997, the base compensation level for Mr. Gooch was set at $275,000 and for Mr. Perez, effective June 1997, $360,000. At year-end, the on-target bonus percentage was 50% for Mr. Gooch and 60% for Mr. Perez. For 1998, base compensation for Mr. Perez has been set at $360,000 and his on-target bonus percentage is 60%. Under the agreement with Mr. Perez, in the event of involuntary termination without cause, or in the event of death, the agreement provides for a payment equal to 100% of his annual base compensation plus 100% of his then-current bonus percentage. In the event of a change in control followed by voluntary termination within 24 months, the agreement provides for payment of an amount equal to twice his base salary plus two times 100% of the then-current bonus percentage, and all outstanding stock options and restricted stock would become fully vested. No compensation would be paid under the agreement in the event of a termination for cause. The agreement also provides for medical and life insurance and an automobile allowance.

     The Company and Mr. Gooch terminated the 1995 agreement in February 1998 in connection with the completion of his assignment with the Company's Network Systems Group, and his resignation from the position of Executive Vice President of the Company. Commencing March 1, 1998, Mr. Gooch transitioned his assignment and position to serve as a vice president in the Company's Multiplatform Business Group. In connection with the completion of his two-year assignment with the Network Systems Group, Mr. Gooch received a payment of $687,500, which is equal to two-times his base salary plus 100% of his on-target bonus percentage.

     On August 19, 1997, in connection with his appointment as Vice President and General Manager of the Nearline Business Group, the Company entered into an agreement with Mr. Francis. For 1997, Mr. Francis' base salary was set at $210,000 and for 1998, his base salary has been set at $240,000. At the end of 1997, Mr. Francis' MBO on-target bonus percentage was 40% and is set at 40% for 1998. This agreement provides that, in the event of involuntary termination without cause, Mr. Francis will receive a severance payment equal to his annual base compensation, plus 100% of his then-current bonus percentage upon the achievement of applicable performance targets and the Company generally making payments to other eligible participants under the MBO bonus program.

     For purposes of the agreements described above, between the Company and Mr. Weiss, Mr. Lacey, Mr. Perez, Mr. Wayman and Mr. Williams, respectively, a "change in control" is deemed to have occurred in the case of (i) a merger where the Company is not the surviving corporation or where the Company's stockholders immediately prior to the merger own 50% or less of the Company after the merger;
(ii) sale of all or substantially all of the assets of the Company; or (iii) acquisition of more than 25% of the Company's outstanding voting stock by another person or group. In addition, each of these agreements provides that, in the event that the payments due under the agreement would constitute "parachute payments" within the meaning of Section 280G of the Code and would otherwise be subject to the excise tax imposed by Section 4999 of the Code, the severance benefits provided for in the agreement will either be delivered in full or will be delivered to such lesser extent as will not result in any such excise tax, whichever results in the greatest amount of after-tax severance benefits to the former employee. For purposes of the agreements described above, between the Company and Mr. Weiss, Mr. Lacey, Mr. Perez and Mr. Francis, "cause" means (i) willful breach of any provisions of the employment agreement between the Company and employee; (ii) gross negligence or dishonesty in performing duties for the Company; (iii) engaging in conduct that materially conflicts with the interests of the Company;
(iv) engaging in conduct that is materially detrimental to the business of the Company; or (v) any intentional violation of the Company's policies.

     The Company and Mr. Wayman entered into an agreement on October 6, 1997, concerning the terms of his resignation from the positions of Corporate Vice President, General Counsel and Secretary. Under the terms of the agreement, Mr. Wayman continued to be an employee of the Company through February 27, 1998, and was compensated at an annual rate of $220,000, through the date of his termination as an employee. In 1998, Mr. Wayman also received a severance payment of $220,000, a special cash bonus of $16,000 to cover personal income tax liabilities associated with the vesting of restricted stock that he had received in 1995, and a MBO bonus of $99,000 as a result of the Company achieving the 1997 performance goals.

     The Company and Mr. Williams entered into an agreement on June 26, 1997, concerning the terms of his resignation as Executive Vice President, Worldwide Field Operations. Under the terms of the agreement, Mr. Williams continued to serve as a corporate officer (but not an executive officer) through February 28, 1998, received an annual base compensation of $315,000 and was entitled to executive officer benefits, including executive life insurance, automobile allowance, tax planning, executive medical coverage and certain airfare. Mr. Williams also received a MBO bonus in the amount of $157,500, as the Company achieved its 1997 performance goals. The agreement provides that from March 1, 1998 through December 31, 1998, Mr. Williams will continue to serve the Company in a part-time capacity. He will be compensated at an annual base compensation of $157,500, but will not participate in any bonus or incentive programs, and will receive benefits generally available to full-time employees of the Company. Under the terms of the agreement, Mr. Williams agrees not to accept employment with a competitor through December 31, 1998.

     For a discussion of the determination by the Compensation Committee of the salary and bonus amounts for the Named Executive Officers, see "REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE OF THE BOARD ON EXECUTIVE COMPENSATION" below.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires certain persons, including the Company's Directors and Section 16 Officers, to file reports of ownership and changes in ownership of the Company's securities with the Securities and Exchange Commission ("Commission"). The Company is required to disclose in this Proxy Statement any late or missed filings of those reports during 1997 by its Directors, Officers (as defined in the rules under Section 16 of the Exchange
Act) and greater than 10% stockholders. Based upon the Company's review of the reporting forms received by it, and written representations from certain persons that no Form 5 reports were required to be filed by those persons, the Company believes that all filing requirements applicable to its Directors, Officers and 10% stockholders were complied with for fiscal 1997, except that Gary Francis, a Named Executive Officer of the Company, was late in reporting one transaction that should have been reported on a Form 4 for the month of November 1997. This transaction was subsequently reported on a Form 5, which was timely filed with the Commission.

   The information provided below is expressly excluded from incorporation by reference into any filings under the jurisdiction of the Securities and Exchange
                                  Commission.

                 REPORT OF THE HUMAN RESOURCES AND COMPENSATION
                COMMITTEE OF THE BOARD ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Human Resources and Compensation Committee of the Board of Directors (the "Compensation Committee"), which consists entirely of nonemployee Directors. The current members of the Compensation Committee are Directors Keane (Chair), Armstrong, Chandler and Lee.

     Executive Compensation Overview. The philosophy of the Company's compensation programs is based on achievement of Company goals from the combined efforts of individuals. The Company's goals include business objectives that are designed to focus on meeting the expectations of the Company's customers and stockholders. The Company uses a leveraged compensation package for officers that consists of a number of elements, which are designed to align the individual's compensation with the short-term and long-term success of the Company, and is formulated based on three principles:

     - Pay for achievement of results. The Company's executive officers are rewarded based upon achieving short-term and long-term business goals and strategies. Performance is measured based upon both the Company's performance and the individual's performance and is evaluated by reviewing the extent to which the strategic and operating plan goals and individual management and development goals are attained.

     - Pay competitively. The Company's compensation levels are set at levels that will allow it to attract and retain key employees. To ensure that the Company's compensation levels are competitive with those of other companies in comparable markets, the Company regularly reviews up to three compensation surveys of primarily high-tech computer companies, each covering at least 20 companies, and sets its compensation ranges based upon the results of such reviews. The Compensation Committee believes that the surveyed companies are a close reflection of the companies that comprise the S & P Computer Systems Index.

     - Align compensation with the expectations of customers and stockholders. The purpose of including equity-based vehicles in the compensation package for executive officers is to motivate the individual to operate the business in a manner that will best serve the customers and increase shareholder value.

     Total Compensation. The combined compensation and benefit package for officers consists of four elements: (1) base salary, (2) annual performance bonus, (3) stock options and other equity-based vehicles, and (4) various other benefits. The particular mix of these elements determines the level of emphasis placed on risk-based incentives (including the performance bonus and equity-based vehicles) and fixed compensation (including base salary and other benefits). The Compensation Committee periodically assesses the mix to ensure that the principles of the compensation program are being maximized. For 1997, the mixture of the various elements could have resulted in total compensation ranges for the Chief Executive Officer of 29% to 122% of the targeted competitive compensation, and 40% to 120% for the other executive officers. These ranges reflect the interrelationship between share appreciation, performance goals and the bonus, and total compensation. As a result of the Company's overall performance in 1997, the total compensation for the Chief Executive Officer and each of the other Named Executive Officers was above the adjusted market average for competitive companies.

     Base Salary. The salaries of the Company's executive officers are reviewed annually and in connection with promotions. The Compensation Committee determined that the base salary levels for the executive officers were approximately 4% below the competitive market median. As a result, for 1997, the Compensation Committee adjusted the base compensation opportunity, including base salary, for all executive officers. In addition, the Committee increased the base salaries of two of the Named Executive Officers in 1997, in conjunction with their promotions. However, these adjustments did not entirely erase the disparity and the base salary for the Company's executive officers, which remained below the competitive market level. See

"Compensation of Executive Officers -- Employment Contracts and Termination of Employment and Change-of-Control Arrangements" above, for additional information regarding agreements between the Company and the Chief Executive Officer and other Named Executive Officers.

     Annual Performance Bonus. The Company maintains a management by objectives
(MBO) bonus program that provides an opportunity for officers to earn a bonus based upon the performance of the Company and the individual. The officers' bonus potential is stated as a percentage of their base salary. In 1997, the MBO bonus program included three levels of corporate performance (minimum, target and stretch) and focused on a number of performance criteria. For officers of the Company, these performance measurements were: earnings per share; revenue growth; market and customer awareness and presence; and, a value-added per employee measurement. The earnings per share measurement served as a threshold criteria for any payments under the 1997 MBO program; unless the established earnings per share goal was achieved, no bonuses would be paid to any officer. If the earnings per share performance goal was achieved, it would be included in a formula to determine the total bonus payout level. The financial and operating performance criteria were established based upon the operating plan presented to the Board of Directors at the end of 1996.

     In 1997, the Company achieved record financial results. Based upon this performance and the other measurement criteria, the Company paid cash bonuses to the executive officers at the maximum level contained in the MBO bonus program, equaling up to twice the officer's on-target bonus percentage. Because the Company's record financial performance resulted in maximizing the bonus payout, the total cash compensation paid to the Company's officers for 1997 exceeded the projected total cash compensation levels of competitors included in the salary surveys reviewed by the Company. The Committee believes that this result is consistent with the "pay for achievement of results" principle.

     Under the MBO bonus program, the Committee retains the right to review and adjust the bonus payout levels for all participants and specific individuals based on its evaluation of the Company's overall performance, individual performance and any extraordinary circumstances. In considering bonuses for officers other than the CEO, the Compensation Committee considers the CEO's performance assessment of the officer. The Committee did not adjust the pre-established overall bonus payout levels for 1997.

     Stock Options and Other Equity-Based Vehicles. The Compensation Committee believes that stock options serve to directly link the amounts earned by the executive officers with the amount of appreciation realized by the Company's stockholders and serve as a retention device. The option program uses several types of options and vesting periods that are structured to encourage key employees to continue in the employ of the Company and motivate performance that will meet the expectations of shareholders. In determining the size of any option award, the Compensation Committee considers the value of the option, using a modified Black-Scholes model, calculated by a third-party consultant, the position held by the individual and their base cash compensation.

     The Compensation Committee considers option grants for officers annually, as well as in connection with promotions. In 1997, the Compensation Committee determined to change the option program to better align the vesting schedule utilized for performance-based options with the Company's annual financial results. Instead of considering option grants in the latter part of the fiscal year, the Compensation Committee determined to review option grants in the first quarter of the year. As a result of this change, in 1997, none of the executive officers were granted any options, except in two instances. In connection with their promotions and to address competitive compensation issues, both Mr. Francis and Mr. Perez were granted stock options in 1997.

     Based on the Company's financial performance in fiscal 1997, the Compensation Committee accelerated the vesting of a portion of performance-based options in accordance with the terms of such options granted to a number of officers, including the CEO and each of the other Named Executive Officers, in 1994, 1995 and 1996. Concurrently, the Compensation Committee approved the acceleration of the vesting of 50,000 and 7,000 performance-based options granted to Mr. Weiss and Mr. Lacey, respectively, in May 1996, in connection with their promotions to their current positions.

     The Company also periodically awards restricted stock to certain key employees. The Compensation Committee has discretion to structure a vesting period tied to the Company's performance or, in the alternative, the lapse of certain time periods. In connection with restricted stock awards granted to a number of key officers in 1995 concurrent with the adoption of a restructuring plan, the Compensation Committee established a special cash bonus program designed to cover a portion of the individual tax obligations associated with the vesting of the restricted stock. In 1997, the established restructuring cost-savings goals were achieved and the Compensation Committee awarded bonuses to these officers, including the CEO and the other Named Executive Officers, other than Mr. Francis who was not awarded restricted stock in 1995.

     Other Benefits. The executive officers participate in the employee stock purchase plan and various medical, dental, life, disability and benefit programs that are generally made available to all salaried employees. The officers also receive additional benefits, as the Company reimburses officers for certain out-of-pocket expenses associated with such programs, up to a maximum of $5,000 per year, and provides the officers with an individually owned universal life insurance policy in an amount equal to three times the officer's base salary (as compared to two times base salary as is the case for other employees). The officers of the Company also have the opportunity to participate in a deferred compensation plan, and may participate in the employee stock purchase plan on a consistent basis with other employees of the Company.

     CEO Compensation. David Weiss has served as Chairman, President and CEO of the Company since May 1996. The Compensation Committee adheres to the same general compensation principles described above for all officers to determine Mr. Weiss' compensation. The Compensation Committee then recommends the annual compensation for Mr. Weiss to the full Board for approval. For 1997, Mr. Weiss' base salary was set at $620,000, and for 1998, Mr. Weiss' base salary has been increased 13%. The adjustment was based on competitive factors and the Board's evaluation of Mr. Weiss' achievement of the Company's strategic and operating performance objectives during 1997. The Compensation Committee reviews the same salary surveys described above when evaluating salary adjustments for Mr. Weiss.

     For 1997, Mr. Weiss' MBO on-target bonus percentage was 80%. The Compensation Committee awarded Mr. Weiss an MBO bonus for 1997, which equals approximately two-times his on-target bonus. The MBO bonus payment reflects the Company's achievement of the stretch level performance objectives and the Board's assessment of Mr. Weiss' individual performance and achievements in 1997. Mr. Weiss was not granted any stock options in 1997 as a result of the Compensation Committee's decision to change the option program time schedule to better align the program with a review of the Company's year-end results. The Compensation Committee considers the same factors as described above for all officers in determining the size of any option award for Mr. Weiss. In 1997, Mr. Weiss also was awarded a special cash bonus to cover certain tax obligations in connection with restricted stock that he received in 1995 as a result of the Company's achievement of established cost-savings objectives associated with the 1995 restructuring plan.

     Stock Ownership Guidelines. In January 1998, the Compensation Committee considered the stock ownership guidelines for executive officers of the Company and implemented guidelines for the CEO, executive officers and corporate officers. The guidelines are expressed in terms of a set number of shares of stock, including Common Stock equivalents and vested restricted stock, but excluding any unexercised stock options. Officers are expected to achieve the stock ownership guidelines over a three-year period from the time of their first election or appointment as an officer. Current officers are expected to satisfy the stock ownership guideline by January 2001. The Compensation Committee believes that these guidelines will further align the interests of the officers with those of the stockholders.

     Tax Deductibility of Executive Compensation. The Compensation Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code, and the regulations thereunder ("Section 162(m)"). Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Executive Officers, unless such compensation is performance-based. The Company's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to further the Company's success. Consequently, the

Compensation Committee recognizes that the loss of a tax deduction could be necessary in some circumstances. The Company's cash bonus plan for executive officers and its stock option plan are designed to qualify as performance-based plans within the meaning of the Section so as to preserve deductibility by the Company of compensation paid under such plans.

     This report has been provided by the Compensation Committee.

Stephen J. Keane, Chair
William L. Armstrong
J. Harold Chandler
Robert E. Lee
Judith E.N. Albino (until May 23, 1997)
Robert A. Burgin (until May 23, 1997)

   The information provided below is expressly excluded from incorporation by reference into any filings under the jurisdiction of the Securities and Exchange
                                  Commission.

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Company's Common Stock during the five years ended December 31, 1997, with the cumulative total return on the S&P 500 Index and the S&P Computer Systems Index. The comparison assumes $100 was invested on December 31, 1992, in the Company's Common Stock and in each of such indices and assumes reinvestment of dividends, if any. Note that historic stock price is not necessarily indicative of future stock price performance.

LOGO

                                  DATA POINTS

                                          1992    1993    1994    1995    1996    1997
                                          --------------------------------------------
Storage Technology Corporation            100     154     140     115     229     299
S&P 500 Index                             100     110     112     153     189     252
S&P Computer Hardware Index               100     104     134     178     239     350

     The report of the Compensation Committee and the Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts and is not to be deemed to be soliciting material.

                                 OTHER MATTERS

     The Company knows of no other matters to be presented for consideration at the meeting other than those matters stated in the Notice of Annual Meeting of Stockholders; however, several stockholders presented proposals for inclusion in the Proxy Statement, which the Company excluded pursuant to Rule 14a-8 under the Exchange Act. It is the intention of the proxy holders named in the enclosed proxy card to vote in accordance with their judgment on any other matters that may properly come before the meeting. Under the Company's Bylaws, in order for a matter to be deemed properly presented by a stockholder, notice must be delivered to or mailed and received by the Company, not less than 60 days nor more than 90 days prior to the Annual Meeting; provided, however, if less than 70 days' notice or prior public disclosure of the date of the Annual Meeting has been given, notice by the stockholder to be timely must be received by the Company not later than the close of business on the tenth day following the day on which such notice of the Annual Meeting was mailed or publicly disclosed. The stockholder's notice must set forth, as to each proposed matter: (a) a brief description of the business and reason for conducting such business at the meeting; (b) the name and address (as they appear on the Company's books) of the stockholder proposing such business, or the name of the beneficial holder or other party on whose behalf the proposal is made; (c) the class and number of shares of the Company owned by the stockholder or beneficial holder or other party on whose behalf the proposal is made; and (d) any material interest of the stockholder or beneficial holder or other party on whose behalf the proposal is made in such business. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

                             STOCKHOLDER PROPOSALS

     Any proposal that a stockholder may desire to present to the Company's 1999 Annual Meeting of Stockholders must be received in writing by the Secretary of the Company on or before December 7, 1998, in order to be considered for possible inclusion in the Company's proxy materials relating to such meeting.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            Lizbeth J. Stenmark
                                            Assistant Secretary

April 6, 1998

                                     (LOGO)

                           Printed on recycled paper

                         STORAGE TECHNOLOGY CORPORATION
                              AMENDED AND RESTATED
                        1987 EMPLOYEE STOCK PURCHASE PLAN


         1. Recitals. On February 2, 1982, Storage Technology Corporation, a Delaware corporation (together with its Subsidiary Corporations, hereinafter referred to, unless the context otherwise requires, as the "Company"), established the Storage Technology Corporation 1982 Employee Stock Purchase Plan. Such plan was subsequently amended and restated by the Board of Directors (the "Board") on June 15, 1987 and renamed the Storage Technology Corporation 1987 Employee Stock Purchase Plan (the "1987 Plan" or the "Plan"). Under the provisions of Paragraph 19 of the 1987 Plan, the Company reserved the power, through its Board of Directors, to amend the Plan from time to time, subject in certain instances to approval of the Company's stockholders. Pursuant to that power, the Plan was amended and restated in its entirety on December 14, 1995, effective at the time and under the conditions set forth in Paragraph 22 below. The Plan was further amended on each of September 23, 1997 and December 19, 1997, effective at the time and under the conditions set forth in Paragraph 22 below.

         2. Purposes. The 1987 Plan is intended to provide a method whereby employees of the Company will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the $.10 par value voting Common Stock of the Company (the "Common Stock"). It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under
Section 423 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"). The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

         3. Definitions.

                 (a) "Account" means an Employee's interest in the Segregated Account based on the contributions made thereto and the interest earned thereon.

                 (b) "Base Pay" means, at the Employee's election, either: (i) an Employee's rate of base salary (before deduction for contributions to plans maintained pursuant to Sections 401(k) and 125 of the Code) in effect during the Offering Period, but EXCLUDING payments for overtime, shift premium, incentive compensation, bonuses, and other similar payments; or (ii) Employee's rate of base salary (before deduction for contributions to plans maintained pursuant to Sections 401(k) and 125 of the Code) in effect during the Offering Period, EXCLUDING payments for overtime, shift premium, incentive compensation, bonuses, and other similar payments, but INCLUDING all payments for bonuses, incentive compensation and various forms of commissions. Base Pay shall also include payments for short-term disability.

                 (c) "Committee" means the Compensation Committee of the Company's Board of Directors or such other committee as is designated by the Board of Directors to administer the Plan.

                 (d) "Employee" means any person who is a Regular Employee (per CP-3-3-14) customarily employed for more than 20 hours per week and more than five months in a calendar year by Storage Technology Corporation or any Subsidiary Corporation.

                 (e) "Offering Commencement Date" shall mean January 1, 1991 and each following November 1 and May 1 thereafter, unless otherwise specified by the Committee.

                 (f) "Offering Periods" shall mean the period commencing January 1, 1991 and ending October 31, 1991 and thereafter the periods commencing each November 1 and May 1 and ending on the next following April 30 and October 31, respectively. The duration of Offering Periods may be changed pursuant to Paragraphs 5 and 21 of this Plan.

                 (g) "Offering Termination Date" shall mean October 31, 1991 and each following April 30 and October 31 thereafter, unless otherwise specified by the Committee.

                 (h) "Segregated Accounts" shall mean the depository accounts established by the Company and by Subsidiary Corporations for collection of Employee contributions to the Plan.

                 (i) "Subsidiary Corporation" shall mean any present or future corporation which (i) would be a subsidiary corporation with respect to the Company as that term is defined in Section 425 of the Code, and (ii) is designated as a participant in the Plan by the Committee described in Paragraph 14.

         4. Eligibility.

                 (a) Participation in the Plan is completely voluntary. An Employee will be eligible to become a participant in each Offering Period if employed by the Company prior to the applicable Offering Commencement Date.

                 (b) Any provision of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan:

                          (i) if, immediately after the grant, such Employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary Corporation (for purposes of this Paragraph the rules of Section 425(d) of the Code shall apply in determining stock ownership of any Employee); or

                          (ii) if such option would permit his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiary Corporations to accrue at a rate that exceeds $25,000 of the fair market value of the stock (determined at the time each option is granted) for each calendar year in which such option is outstanding; or

                          (iii) for shares in excess of 25,000 in respect of any Offering Period, provided that this limitation is subject to increase or decrease by the Committee prior to the commencement of any Offering Period in respect of such Offering Period.

         5. Plan Offerings.

                 (a) The Plan is authorized to issue a total of 6,100,000 shares of Common Stock (of which 1,400,000 shares are subject to stockholder approval at the next annual meeting of stockholders).

                 (b) The Plan will be implemented by consecutive Offering Periods, with a new Offering Period commencing on each Offering Commencement Date and ending on the next Offering Termination Date, or on such other dates as the Committee shall determine prior to the commencement of the relevant Offering Period, and continuing until terminated in accordance with Paragraph 19 hereof. The Committee shall have the power to change the duration of Offering Periods (including the commencement and termination dates thereof) with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected.

                 (c) A maximum of 300,000 shares of Common Stock, plus any unsold balances from earlier Offering Periods, shall be issued during any one Offering Period. The maximum number of shares to be issued in respect of any Offering Period may be increased or decreased by the Committee prior to the commencement of the affected Offering Period within the limits of total shares then available under the Plan.

                 (d) Participation in any Offering Period under the Plan shall neither limit, nor require, participation in any other Offering Period (except as set forth in paragraphs 4(b)(i) and 4(b)(ii) hereof).

         6. Participation.

                 (a) An eligible Employee may become a participant by enrolling and authorizing payroll deductions on an Interactive Voice Response system ("IVR") in such manner as is prescribed by the Company or, if such Employee does not have access to IVR, by completing an authorization for payroll deduction on the form provided by the Company and filing it with the department designated by the Company or the designated country coordinator by the deadline established by the Company, which must precede the first day of the Plan for which the participant enrolls.

                 (b) Payroll deductions for a participant shall commence on the applicable Offering Commencement Date when an authorization for a payroll deduction becomes effective and shall end on the Offering Termination Date of the Offering Period to which such authorization is applicable unless sooner terminated by the participant as provided in Paragraph 11.

         7.  Payroll Deductions.

                 (a) At the time a participant enrolls and authorizes payroll deductions, the participant shall elect to have deductions made from his or her Base Pay and deposited in a Segregated Account during the time the Employee is a participant in an Offering Period. Deductions can be made at the rate of 1, 2, 3, 4, 5, 6, 7, 8, 9, or 10% of Base Pay.

                 (b) All payroll deductions made for a participant shall be transferred to a Segregated Account as soon as practicable. For administrative convenience, the Company may offset amounts advanced by the Company to pay participant withdrawals pursuant to Paragraph 11 against amounts of payroll deductions otherwise payable into the Segregated Account. A participant may not make any separate cash payments into the Segregated Account. The Company shall maintain appropriate accounting records to reflect at all times the interest and total deductions of all participants in the Segregated Account.

                 (c) A participant may discontinue participation in the Plan as provided in Paragraph 11, but no other change can be made during an Offering Period and, specifically, a participant may not alter the rate of payroll deductions for that Offering Period.

         8. Terms and Conditions of Options.

                 (a) On the applicable Offering Commencement Date, when a participant's authorization for a payroll deduction becomes effective, the participant shall be deemed to have been granted an option to purchase a maximum number of shares of Common Stock, subject to the limitations pursuant to Paragraph 4(b) above, equal to the lesser of: (a) the Option Price (as defined below) divided into the Employee's total deductions under the Plan in respect of the Offering Period or (b) the Employee's pro-rata share of all shares available for issuance under the Plan for that Offering Period, determined pursuant to Paragraph 13, below.

                 (b) The option price per share (hereinafter "Option Price") of Common Stock purchased with payroll deductions made during each Offering Period shall be the lesser of:

                          (i) 85% of the closing price per share of the Common Stock as quoted in The Wall Street Journal for the applicable Offering Commencement Date (or on the next business date on which shares of the Common Stock shall be traded on the New York Stock Exchange in the event that no shares of the Common Stock shall have been traded on the Offering Commencement Date); or

                          (ii) 85% of the closing price per share of the Common Stock as quoted in The Wall Street Journal for the applicable Offering Termination Date (or for the next preceding business date on which shares of the Common Stock shall be traded on the New York Stock Exchange in the event that no shares of the Common Stock shall have been traded on the Offering Termination Date).

                 (c) The Committee may determine in its sole discretion from time to time to issue fractional shares under the Plan. If the Committee determines not to issue fractional shares, any accumulated payroll deductions that would have been used to purchase fractional shares shall be (i) automatically credited to each participant's Account and applied towards his or her option to purchase shares in the next successive Offering Period, or (ii) returned to each participant promptly following the termination of the Offering Period, as may be determined by the Committee. Any accumulated payroll deductions that are in excess of the limitations of Paragraph 8(a), together with any net income of the Segregated Account allocable to each participant, and the amount referenced in item (ii) above, shall be returned to each participant promptly following the termination of an Offering Period.

         9. Exercise of Option. Unless a participant withdraws in accordance with Paragraph 11, his or her option to purchase Common Stock with payroll deductions made during any Offering Period will be deemed to have been exercised automatically on the applicable Offering Termination Date, for the purchase of the number of full shares of Common Stock that the accumulated payroll deductions will purchase at the applicable Option Price (but not in excess of the number of shares for which options have been granted to the participant pursuant to Paragraph 8(a)), and any excess in his or her Account at that time will be returned to the participant, together with any net income of the Segregated Account allocable to his or her Account, as provided in Paragraph 13.

         10. Delivery. As promptly as practicable after the Offering Termination Date of each Offering Period, the Company will deliver to a broker designated by the Committee to hold shares for the benefit of the participants the shares of Common Stock purchased upon the exercise of the participant's option. As determined by the Committee in its sole discretion from time to time, such shares shall be delivered by physical certificates or by means of a book entry system. A participant may instruct any such designated broker to sell their shares at any time, subject to applicable securities laws.

         11. Withdrawal and Termination.

                 (a) Prior to the 15th day of the month before the applicable Offering Termination Date, any participant may withdraw payroll deductions and net earnings thereon credited to the participant by following the procedures specified by the Company for effecting a withdrawal on the IVR system or, if the participant does not have access to IVR, by giving written notice of withdrawal to the department designated by the Company or the designated country coordinator. As promptly as practical after the participant's withdrawal, the payment to the participant of all the participant's payroll deductions credited to his or her account, together with any net earnings of the Segregated Account allocable to the participant's Account shall be made. No further payroll deductions for such participant will be made during such Offering Period. The Company may, for administrative convenience, elect to pay to participants (or beneficiaries) the amount of any withdrawals and earnings thereon and may then offset the amount of any such payments against payroll deductions otherwise payable to the Segregated Account. The Company may, at its option, treat any attempt to borrow by a participant on the security of the accumulated payroll deductions allocated to the participant's Account as an election under this Paragraph 11(a) to withdraw such amounts from the Segregated Account.

                 (b) A participant's withdrawal from any Offering Period will not have any effect upon eligibility to participate in any subsequent Offering Period or in any similar plan that may hereafter be adopted by the Company.

                 (c) Upon termination of the participant's employment with the Company for any reason (including retirement but excluding death or, in certain cases, disability while in the employ of the Company) on or prior to the last day of the last full payroll period immediately preceding an Offering Termination Date, the payroll deductions credited to the participant, together with any net earnings of the Segregated Account allocable to his or her

Account, will be returned to the participant, or, in the case of a participant's death subsequent to the termination of employment, to the person or persons entitled thereto under Paragraph 15. For purposes of the Plan, a participant shall be considered disabled if the Company determines that the participant is unable to perform the usual and customary requirements of his or her job with the Company and will be unable to do so for at least six months; provided, however, that such determination is subject to review by the Committee at its discretion.

                 (d) Upon termination of the participant's employment because of death or disability prior to the Offering Termination Date, the participant or the participant's beneficiary (as defined in Paragraph 15) shall have the right to elect, by written notice given to the Company's General Counsel prior to the expiration of the period of 90 days commencing on the date of death or disability of the participant, and prior to the Offering Termination Date, either

                          (i) to withdraw all of the payroll deductions credited to the participant, together with any net earnings of the Segregated Account allocable to his or her Account, or

                          (ii) to exercise the participant's option to purchase of Common Stock for the then current Offering Period on the Offering Termination Date for the purchase of the number of full shares of Common Stock that the amount allocated to the participant's Account at the date of the participant's death or disability will purchase at the applicable Option Price, and any excess credited to such Account will be returned to said participant or his or her beneficiary.

In the event that no such written notice of election shall be duly received by the office of the Company's General Counsel within the required time period, the participant or beneficiary shall automatically be deemed to have elected to withdraw the payroll deductions credited to the participant, together with the net earnings of the Segregated Account allocable to his or her Account at the date of the participant's death or disability, and the same will be paid promptly to said participant or beneficiary. Notwithstanding the foregoing, if a participant's employment with the Company and any Subsidiary Corporation terminates because of disability more than three months prior to the Offering Termination Date, the provisions of this Paragraph 11(d) shall not apply and the provisions of Paragraph 11(c) shall apply to such participant.

         12. Income and Accounting.

                 (a) Separate accounts shall not be established by the Company for Employees who participate in the Plan. The Employee's payroll deductions shall be transferred to the Segregated Account as soon as practical after each pay period and credited to the participant.

                 (b) Each participant shall share proportionately in the income and expense of the Segregated Account and any net income shall be taxable to the participant, who shall be responsible for paying any income or other taxes applicable thereto.

         13. Stock.

                 (a) The maximum number of shares of Common Stock that shall be made available for sale under the Plan during any Offering Period under the Plan shall be the number of shares set forth in Paragraph 5, subject to adjustment upon changes in capitalization of the Company as provided in Paragraph 18; provided, however, that if less than the number of shares specified in Paragraph 5 with respect to any Offering Period are purchased during any period, the number of shares not purchased may be carried over and made available for sale under the Plan during any subsequent Offering Period. (For example, if only 250,000 shares were purchased during an Offering Period under the Plan, the shares not purchased will be carried over to the next succeeding Offering Period so that a maximum of 350,000 shares shall be made available for purchase during the next Offering Period.) If the total number of shares subject to options that would otherwise be exercised on any Offering Termination Date in accordance with Paragraph 9 exceeds the maximum number of shares available for sale, subject to adjustment as aforesaid, the Company shall make a pro rata allocation of the shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions credited to each participant, together with the net earnings of the Segregated Account allocable thereto, shall be returned to him or her as promptly as possible.

                 (b) A participant will have no interest in Common Stock covered by the participant's option until such option has been exercised. Participants in the Plan shall have no rights as stockholders with respect to any shares covered by the Plan until the date of issue of a stock certificate to him or her for such shares. Except as otherwise expressly provided in the Plan or in the corporate action relating to such event, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

                 (c) Common Stock to be delivered to a participant under the Plan will be registered in the name of the participant.

                 (d) The Board of Directors may, in its discretion, require as conditions to the exercise of any option that the shares of Common Stock reserved for issuance upon the exercise of the option shall have been duly listed, upon official notice of issuance, upon the New York Stock Exchange, and that either

                          (i) a Registration Statement under the Securities Act of 1933, as amended, with respect to said shares shall have become effective, or

                          (ii) the participant shall have represented in form and substance satisfactory to the Company that it is the participant's intention to purchase for investment the shares being purchased under such option.

         14. Administration. The Plan shall be administered by the Committee. The interpretation and construction of any provision of the Plan or any Segregated Account agreement and the adoption of rules and regulations for administering the Plan shall be made by the Committee, subject, however, at all times to the final concurrence of the Board of Directors of the Company. Determinations made by the Committee and approved by the Board of Directors with respect to any matter or provision contained in the Plan shall be final, conclusive and binding upon the Company and upon all participants, their heirs or legal representatives. Any rules, regulations or interpretations adopted by the Committee shall remain in full force and effect unless and until altered, amended, or repealed by the Committee or the Board of Directors.

         15. Designation of Beneficiary. A participant may file with the Company, pursuant to rules adopted by the Committee, a written designation of a beneficiary who is to receive any Common Stock and/or cash pursuant to the provisions of the Plan in the event of the participant's death. Such designation of beneficiary may be changed by the participant at any time by written notice. Upon the death of a participant and upon receipt by the Company of proof of the identity and existence at the participant's death of a beneficiary validly designated by him under the Plan, the Company shall deliver such Common Stock to such beneficiary and/or pay any cash in the participant's Account in the Segregated Account to the beneficiary, as may be required under the provisions of Paragraph 11(d). In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall cause such cash to be paid to the person or persons or the entity duly designated by the participant, as shown on the Company's records, as his or her beneficiary for the proceeds of Company paid life insurance. In the absence of such a beneficiary who is living at the time of the participant's death, the Company shall cause such cash to be paid to the executor or administrator of the estate of the participant, or if no such executor or administrator of the estate has been appointed (to the knowledge of the Company), the Company, in its discretion, may cause such cash to be paid to the spouse or to any one or more dependents of the participant as the Company may designate. No beneficiary shall, prior to the death of the participant by whom he or she has been designated, acquire any interest in the Common Stock or in amounts credited to the participant's Account.

         16. Transferability. Neither payroll deductions credited to a participant, nor earnings thereon, nor any rights with regard to the exercise of an option or to receive Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant otherwise than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Paragraph 11.

         17. Ownership of ESPP Assets. All contributions paid into Segregated Accounts shall be the property of the respective participants in the Plan and the Company shall have no interest in such amounts while held in the Segregated Account.

         18. Effect of Changes in Capital Structure. If the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, stock dividend, combination, or subdivision, or if the Company takes any other action of a similar nature affecting such Common Stock (excluding, however, any reorganization under the United States Bankruptcy Code), then the number and class of shares of Common Stock that may thereafter be optioned, or the rights assigned thereto (in the aggregate and to any participant), shall be adjusted accordingly and, in the case of each option outstanding at the time of any such action, the number and class of shares that may thereafter be purchased pursuant to such option and the Option Price shall be adjusted, in each case to such extent and in such manner, if at all, as may be determined by the Board upon the recommendations of the Committee, with the approval of independent public accountants and counsel, to be necessary to preserve unimpaired the rights of the holder of such option.

         19. Amendment or Termination. The Board of Directors of the Company may at any time terminate or amend the Plan. No such termination can affect options previously granted, nor may an amendment make any change in any option theretofore granted without prior approval of the stockholders of the Company if such approval is required under the laws or regulations administered by the U.S. Treasury (including Section 423 of the Code), the Securities and Exchange Commission (including Rule 16b-3), any other agency of the U.S. Government, or the New York Stock Exchange, or any other exchange or system on which the Company's stock is then registered or traded.

         20. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received by the General Counsel of the Company.

         21. Dissolution, Merger or Asset Sale.

                 (a) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board.

                 (b) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Offering Termination Date (the "New Offering Termination Date") or to cancel each outstanding right to purchase and refund all sums collected from participants during the Offering Period then in progress. If the Board shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify each participant in writing, at least ten (10) business days prior to the New Termination Date, that the Offering Termination Date for the option held by the participant has been changed to the New Offering Termination Date and that such option shall be exercised automatically on the New Offering Termination Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Paragraph 10 hereof. For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock and the sale of assets or merger.

         22. Effective Date - Approval of Stockholders. The 1987 Plan was adopted on behalf of the Board of Directors of the Company by the Compensation Committee on December 14, 1995 and approved by the stockholders of the Company on May 30, 1996. The Plan was further amended on September 23, 1997 and December 19, 1997, and is effective on those dates, except to the extent stockholder approval is required at the next annual meeting of stockholders under Paragraph 19 above. Offerings may commence under the Plan prior to approval by the stockholders but no Common Stock requiring stockholder approval may be purchased hereunder unless and until the requisite stockholder approval has been received.

                         STORAGE TECHNOLOGY CORPORATION
                     AMENDED AND RESTATED STOCK OPTION PLAN
                           FOR NON-EMPLOYEE DIRECTORS


                                    RECITALS

      A. Pursuant to a resolution dated June 15, 1987, the Board of Directors (the "Board") of Storage Technology Corporation, a Delaware corporation (the "Company"), adopted the Stock Option Plan for Non-Employee Directors (the "Plan"). The Plan was approved by the stockholders of the Company at a meeting held October 20, 1987 (the "Original Adoption Date"). The Plan was thereafter amended (the "First Amendment") by the Board on March 29, 1989 and such amendment was approved by the stockholders of the Company at a meeting held June 28, 1989, and again amended (the "Second Amendment") by the Board on November 7, 1990 and such amendment was approved by the stockholders of the Company at a meeting held May 29, 1991. The Plan was further amended by the Board on July 26, 1995 and March 6, 1996 and each of these amendments was approved by the stockholders of the Company at a meeting held May 30, 1996.
The Plan was further amended by the Board on December 19, 1997 to increase the number of shares available for issuance under the Plan, subject to the approval of the stockholders at the next annual meeting of stockholders. This Amended and Restated Plan incorporates all of the above amendments, provided that the amendments approved on December 19, 1997 are subject to the approval of the Company's stockholders.

      B. The Board reserved the right to amend the Plan from time to time with certain restrictions and only with the approval of the stockholders with respect to certain amendments, all as specified in the Plan. Pursuant to such authority, the Plan is hereby amended in its entirety as set forth below, except that the number of shares available for issuance pursuant to Section 4.1 is subject to the approval of the Company's stockholders at the Company's next annual meeting following the Board's adoption of this Amended Plan.

      C. The purposes of the Plan are to secure for the Company the benefits arising from capital stock ownership by its current and future non-employee directors by providing to such directors added incentive to continue in the service of the Company and a more direct interest in the future success of the operations of the Company through the granting to such directors of options ("Option" or "Options") to purchase shares of the $.10 par value common stock of the Company (the "Stock") subject to the terms and conditions described below.

                                   ARTICLE I

1    GENERAL


     1.1 Definitions. For purposes of this Amended Plan, and as used herein, a "non-employee director" is an individual who (a) is a member of the board of directors of the Company, and (b) is not an employee of the Company. For purposes of this Amended Plan, an employee is an individual whose wages are subject to the withholding of federal income tax under section 3401 of the Internal Revenue Code of 1986, as amended from time to time (the "Code").

     1.2 Options. The Options granted hereunder shall be options that are not qualified as incentive stock options under section 422A of the Code.

                                   ARTICLE II

2    ADMINISTRATION

     2.1 The Stock Option Committee. The Amended Plan shall be administered by the Compensation Committee of the Board ("the Committee"), which shall be composed in such a manner to satisfy the requirements, if any, of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 or any successor rule ("Rule 16b-3") with respect to committees administering formula plans that comply with Rule 16b-3 and in accordance with the General Corporation Law of Delaware.
            The persons comprising the Committee shall be appointed by and serve at the pleasure of the Board. The Committee members shall all be members of the Board.

     2.2 Quorum. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present or participating by the means described in the last sentence of this section 2.2, or acts approved in writing by all members of the Committee, shall be the acts of the Committee. The Committee shall keep minutes of its meetings. One or more members of the Committee may participate in a meeting of the Committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

     2.3 Authority of the Committee. The Committee shall have no authority or discretion or power to select the participants who will receive Options, to set the number of shares to be covered by each Option, or to set the exercise price or the period within which the Options may be exercised or to alter any other terms or conditions specified herein, except in the sense of administering the Amended Plan subject to the provisions of the Amended Plan. Subject to the foregoing limitations, the Committee shall have authority and power to adopt such rules and regulations and to take such action as it shall consider necessary or advisable for the administration of the Amended Plan and to construe, interpret and administer the Amended Plan and the decisions of the Committee shall be final and binding upon the Company, the Holders (as defined below) and all other persons. No member of the Committee shall incur any liability by reason of any action or determination made in good faith with respect to the Amended Plan or any stock option agreement.


                                  ARTICLE III

3    OPTIONS

     3.1 Participation. Each individual who was a non-employee director of the Company on the Original Adoption Date or who becomes such thereafter shall receive Options to purchase Stock under the Plan on the terms and conditions described herein.

     3.2 Stock Option Agreements. Each Option granted under the Amended Plan shall be evidenced by a written stock option agreement in substantially the form attached hereto, which shall be entered into by the Company and the non-employee director to whom the Options are granted (the "Holder"), and which shall include or conform to the following terms and conditions, and which may include such other terms and conditions, if any, not inconsistent therewith or with the terms and conditions of this Amended Plan as the Committee considers appropriate:

            3.2.1 Number of Options and Grant Dates. Each non-employee director is entitled to receive, under the Plan, Options to purchase shares of Stock as described below and subject to adjustment from and after the Original Adoption Date as provided in section 4.2 hereof.

                    3.2.1.1 Each non-employee director who was such on October 20, 1987, has received an Option, granted as of October 20, 1987, to purchase 2,500 shares of Stock (after adjustment for the one-for-ten reverse stock split effected on May 19, 1989) pursuant to the Plan.

                    3.2.1.2 Each individual who became a non-employee director of the Company after March 29, 1989, and prior to November 7, 1990, has received an Option, granted as of his or her election date, to purchase 2,500 shares of Stock pursuant to the First Amendment.

                    3.2.1.3 Between October 20, 1987 and November 7, 1990, each non-employee director holding an Option granted under 3.2.1.1 or 3.2.1.2 above who had, after such grant, been elected to serve on the Board at two consecutive annual meetings of stockholders as a non-employee director after receipt of the Option granted under 3.2.1.1 or
                               3.2.1.2 above, has received an additional
                               Option, granted as of such election date, to purchase 2,500 shares of Stock.

                    3.2.1.4    Options granted under 3.2.1.1, 3.2.1.2 and
                               3.2.1.3 above will hereinafter be collectively referred to as "Initial Options". All Initial Options shall continue to be held pursuant to the terms and conditions of this Amended Plan.

                    3.2.1.5 Each non-employee director who was such on November 7, 1990, or who first becomes such after November 7, 1990, shall receive an Option (the "New Option"), granted as of the later to occur of November 7, 1990, or his or her first election or appointment as a non- employee director, to purchase a number of shares of Stock equal to 25,000 less any shares subject to the Initial Options granted to such director.

                    3.2.1.6 Each non-employee director who was such on July 26, 1995 or is thereafter elected or appointed shall receive an additional option (the "Additional Option") granted as of the later to occur of July 26, 1995 or the third anniversary of his or her first election or appointment as a non-employee director, to purchase 18,000 shares of Stock.

                    3.2.1.7 In the event that any grant hereunder would exceed the number of shares of Stock available for issuance under the Amended Plan, or is otherwise subject to stockholder approval, then each such grant shall be conditioned on and subject to subsequent stockholder approval to the extent it exceeds that number of shares determined by dividing the total number of shares remaining available for grant under the Amended Plan on such grant date by the number of eligible non-employee directors, or to the extent that stockholder approval is otherwise required.

            3.2.2 Price. The price at which each share of Stock covered by an Option may be purchased shall be the greater of 100 percent of the fair market value of such share on the date of grant of the Option or the par value per share. For purposes of this determination, "fair market value" means the closing price of a share of Stock as reported in the Wall Street Journal for the last business day prior to the date of the grant. If no such closing price is reported, then fair market value shall mean the average of the high and low sale prices (or if no sale prices are reported, the average of the high and low bid prices) as reported by the principal regional stock exchange, or if not so reported, as reported by NASDAQ or a quotation system of general circulation to brokers and dealers.

            3.2.3   Service Required for Exercise.

                    3.2.3.1 Each Initial Option shall be exercisable in full six months after the date of grant, or at any time after November 7, 1990, whichever shall occur last.

                    3.2.3.2 Subject to 3.2.3.5 below, for each non-employee director who is such on November 7, 1990, such director's New Option shall become exercisable as follows: a number of shares equal to 5,000 less any shares subject to Initial Options granted to such director, shall become exercisable six months after the grant date, and the balance shall become exercisable in four equal amounts on the first through fourth anniversaries of such grant date.

                    3.2.3.3 Subject to 3.2.3.5 below, for each non-employee director who becomes such after November 7, 1990, such director's New Option shall become exercisable as follows: 5,000 shares shall become exercisable six months after the grant date and the balance shall become exercisable in six equal amounts on the first through the sixth anniversaries of such grant date (with the first four years rounded down to the nearest whole share, and the last two years rounded up).

                    3.2.3.4 Subject to 3.2.3.5 below, each Additional Option shall become exercisable as follows: 6,000 shares on each of the first, second, and third anniversaries of the first date by which all shares that are subject to New Options held by such directors have become exercisable.

                    3.2.3.5 Except as set forth in this Article III, the Options shall not be exercisable as to any shares as to which the continuous service requirement shall not be satisfied, regardless of the circumstances under which the Holder's service to the Company shall be terminated. The number of shares as to which an Option may be exercised shall be cumulative, so that once an Option shall become exercisable as to any shares it shall continue to be exercisable as to such shares, until expiration or termination of the Options as provided in the Amended Plan.

            3.2.4 Option Period. The period within which each Option may be exercised shall expire, in all cases, ten years from the date of grant of the Option (the "Option Period"), unless terminated sooner pursuant to subsection 3.2.5 below or fully exercised prior to the end of such period.

            3.2.5 Termination of Service. With respect to the exercise of such Option in the event that the Holder ceases to be a non-employee director of the Company for the reasons described in this 3.2.5:

                    3.2.5.1 As to all options granted before July 20, 1995, and as to options granted on or after July 20, 1995, if the option has not been outstanding, as of the date of the director ceasing to be a nonemployee director, for at least six years or such director has not been an outside director for at least ten years, the vesting of and expiration of the right to exercise such options shall occur as follows:

                               3.2.5.1.1    Disability.  If the Holder
                                            terminates his or her service as a
                                            director due to becoming disabled
                                            (within the meaning of section
                                            22(e)(3) of the Code) while in a
                                            directorship of the Company or
                                            becomes disabled during the
                                            six-month period after his or her
                                            termination, Options vested as of
                                            the date of termination may be
                                            exercised within twelve months
                                            following the disability (if
                                            otherwise within the Option Period)
                                            but will expire at the end of such
                                            period to the extent they are not
                                            exercised; or

                               3.2.5.1.2    Death.  If the Holder shall die
                                            while in a directorship of the
                                            Company or during the six-month
                                            period after his or her termination
                                            of service as a director, all
                                            Options, including, but not limited
                                            to, Options not otherwise vested
                                            may be exercised within twelve
                                            months following such death (if
                                            otherwise within the Option
                                            Period), but not thereafter, by the
                                            Holder's legal representative or
                                            representatives, or by the person
                                            or persons entitled to do so under
                                            the Holder's last will and
                                            testament, or if the Holder shall
                                            fail to make testamentary
                                            disposition of his or her Options
                                            or shall die intestate, by the
                                            person or persons entitled to
                                            receive said Options under the laws
                                            of descent and distribution; or

                               3.2.5.1.3 Other. If the directorship of a Holder is terminated for any reason prior to such director reaching age 70 (other than the circumstances specified in 3.2.5.1.1 and
                                            3.2.5.1.2 of this 3.2.5.1) within
                                            the Option Period, the Options
                                            vested as of the date of
                                            termination may be exercised within
                                            six months following the date of
                                            such termination (if otherwise
                                            within the Option Period), but not
                                            thereafter, or

                               3.2.5.1.4 Retirement. If the directorship of a Holder is terminated for any reason after such director reaches age 70 (other than the circumstances specified in
                                            3.2.5.1.1 and 3.2.5.1.2) within the
                                            Option Period, all Options,
                                            including, but not limited to,
                                            Options not otherwise vested may be
                                            exercised within six months
                                            following the date of such
                                            termination (if otherwise within
                                            the Option Period), but not
                                            thereafter.

                    3.2.5.2 As to Options granted on or after July 20, 1995, if the Option has been outstanding, as of the date of the director's ceasing to be a non-employee director, for at least six years or such director has been an outside director for at least ten years, the vesting of and expiration of the right to exercise such options shall occur as follows:

                               3.2.5.2.1    Disability.  If the Holder
                                            terminates his or her service as a
                                            director due to becoming disabled
                                            (within the meaning of section
                                            22(e)(3) of the Code) while in a
                                            directorship of the Company,
                                            Options vested as of the date of
                                            termination may be exercised within
                                            the Option Period but will expire
                                            at the end of such period to the
                                            extent they are not exercised; or

                               3.2.5.2.2    Death.  If the Holder shall die
                                            while in a directorship of the
                                            Company all Options, including, but
                                            not limited to, Options not
                                            otherwise vested may be exercised
                                            within the Option Period but not
                                            thereafter, by the Holder's legal
                                            representative or representatives,
                                            or by the person or persons
                                            entitled to do so under the
                                            Holder's last will and testament,
                                            or if the Holder shall fail to make
                                            testamentary disposition of his or
                                            her Options or shall die intestate,
                                            by the person or persons entitled
                                            to receive said Options under the
                                            laws of descent and distribution;
                                            or

                               3.2.5.2.3 Other. If the directorship of the Holder is terminated for any reason prior to such director reaching age 70 (other than the circumstances specified in 3.2.5.2.1 and
                                            3.2.5.2.2 of this 3.2.5.2) within
                                            the Option Period, the Options
                                            vested as of the date of
                                            termination may be exercised within
                                            the Option Period, but not
                                            thereafter; or

                               3.2.5.2.4 Retirement. If the directorship of the Holder is terminated for any reason after such director reaches age 70 (other than the circumstances specified in
                                            3.2.5.2.1 and 3.2.5.2.2) within the
                                            Option Period, all Options,
                                            including, but not limited to,
                                            Options not otherwise vested may be
                                            exercised within the Option Period,
                                            but not thereafter.

            3.2.6 Transferability. Each Option granted under the Plan or the Amended Plan shall not be transferable by the Holder except
                    (i) by will or pursuant to the laws of descent and distribution, or (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder, or (iii) as may otherwise be permitted by applicable law, including the version of Rule 16b-3 that is applicable to this Amended Plan at the time of the transfer. Each Option shall be exercisable during the Holder's lifetime only by the Holder or by his or her permitted transferee(s) pursuant to clause
                    (ii) or (iii) hereof.

            3.2.7 Exercise of Option. The method for exercising each Option granted pursuant to the Plan or the Amended Plan shall be by delivery to the Company of written notice specifying the number of shares with respect to which the Options are being exercised. If requested by the Company, such notice shall contain the Holder's representation that he or she is purchasing the Stock for investment purposes only and his or her agreement not to sell any Stock so purchased in any manner that is in violation of the Securities Act of 1933, as amended, or applicable state law. Such restrictions, or notice thereof, shall be placed on the certificates representing the Stock so purchased. The purchase of such Stock shall take place at the principal offices of the Company within twenty days following delivery of such notice, at which time the purchase price of the Stock shall be paid in full in cash, by check payable to the Company's order, by delivery to the Company of certificates representing the number of shares of Stock then owned by the exercising Holder, the fair market value of which, on the date of exercise, equals the purchase price of the Stock purchased pursuant to exercise of the Options, properly endorsed for transfer to the Company, or by a combination of such methods of payment. A properly executed certificate or certificates representing the Stock shall be delivered to the Holder upon payment therefor.


                                   ARTICLE IV

4    AUTHORIZED STOCK

     4.1 The Stock. The total number of shares of Stock as to which Options may be granted pursuant to the Amended Plan shall not exceed 780,000 in the aggregate (of which 250,000 shares are subject to approval by the Company's stockholders at the next annual meeting of stockholders), except as such number of shares shall be adjusted from and after July 26, 1995 in accordance with the provisions of
            4.2 hereof. If any outstanding Option granted under the Plan or the Amended Plan shall expire or be terminated for any reason before the end of the Option Period, the shares of Stock allocable to the unexercised portion of such Option shall be available for grants pursuant to 3.2.1.5 and 3.2.1.6 above. Fractional shares shall not be distributed and shall remain unallocated. The Company shall at all times during the life of any outstanding Options retain as authorized and unissued shares or treasury shares at least the number of shares from time to time included in the outstanding Options, or otherwise assure itself of its ability to perform its obligations under the Amended Plan.

     4.2 Adjustment by Stock Split, Stock Dividend, Etc. In the event that the outstanding shares of Stock of the Company are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, reverse stock split, stock dividend, combination or subdivision, appropriate adjustment shall be made in the number and kind of shares available for grant under the Amended Plan and reserved for issuance under any Options granted under the Plan or the Amended Plan. Such adjustment to outstanding Options shall be made without change in the total price applicable to the unexercised portion of such Options, and a corresponding adjustment in the applicable exercise price per share shall be made.

     4.3 Rights as a Stockholder. The holder of an Option shall have no rights as a stockholder with respect to any shares covered by an Option until the date of issue of a stock certificate to him or her for such shares. Except as otherwise expressly provided in the Amended Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

     4.4 General Adjustment Rules. No adjustment or substitution provided for in this Article IV shall require the Company to sell a fractional share under any stock option agreement and the total substitution or adjustment with respect to each stock option agreement shall be limited by deleting any fractional share. In the case of any such substitution or adjustment, the exercise price per share in each such stock option agreement shall be equitably adjusted by the Committee to reflect the greater or lesser number of shares of Stock or other securities into which the Stock subject to an Option may have been changed. Adjustments under this Article IV shall be made by the Committee, whose determination with regard thereto shall be final and binding.


                                   ARTICLE V

5    REORGANIZATION OR LIQUIDATION

     In case the Company is merged or consolidated with another entity and the stockholders of the Company as of immediately prior to such merger or consolidation own 50% or less of the voting power of the surviving entity, or in case all or substantially all of the assets or more than 50% of the outstanding voting stock of the Company is acquired by any other person or entity, or in case of a reorganization (other than a reorganization under federal bankruptcy statutes) or liquidation of the Company that is approved by the stockholders of the Company (i) any outstanding Options shall be assumed or substituted on an equitable basis by the merged, consolidated or otherwise reorganized corporation, person or entity, provided that no additional benefits shall be conferred upon the Holders as a result of such assumption or substitution, and the excess of the aggregate fair market value of the shares subject to the Options immediately after such assumption or substitution over the purchase price thereof is not more than the excess of the aggregate fair market value of the shares subject to the Options immediately before such assumption or substitution over the purchase price thereof, and (ii) the exercisability of all outstanding Options shall automatically be accelerated such that the Options shall become exercisable in full regardless of whether all conditions of exercise relating to vesting period or length of service of a director have been satisfied. In the event that the triggering event is an event that requires approval of the stockholders of the Company prior to its consummation, then the acceleration of exercisability shall be effective upon stockholder approval of such triggering event. If the triggering event does not require stockholder approval (such as the acquisition by a third party of more than 50% of the outstanding stock of the Company), then the acceleration of exercisability shall be effective upon the occurrence of such event.


                                   ARTICLE VI

6    GENERAL PROVISIONS

     6.1 Expiration. The Amended Plan shall terminate whenever the Board adopts a resolution to that effect. If not sooner terminated under the preceding sentence, the Amended Plan shall wholly cease and expire on March 29, 2010. After termination, no Option shall be granted under this Amended Plan, but the Company shall continue to recognize Options previously granted.

     6.2 Amendments. The Board may from time to time amend, modify, suspend or terminate the Amended Plan; provided, however, that the provisions of the Amended Plan that determine which directors may be granted Options, the timing of the Option grants and the number of shares of Stock subject to Options granted hereunder may not be amended more frequently than is permitted for formula plans by Rule 16b-3. Nevertheless, no such amendment, modification, suspension or termination shall (a) impair any Option earlier granted under the Plan or the Amended Plan or deprive any Holder of any shares of Stock that he or she may have acquired through or as a result of the Plan or the Amended Plan or (b) be made without the approval of the stockholders of the Company if such approval is required to retain the exemption provided by Rule 16b-3 with respect to Options granted under the Plan or the Amended Plan.

     6.3 Treatment of Proceeds. Proceeds from the sale of Stock pursuant to Options granted under the Plan or the Amended Plan shall constitute general funds of the Company.

     6.4 Effectiveness. The effective date of the Plan was October 20, 1987. The "Effective Date" of this Plan as amended on December 19, 1997 shall be December 19, 1997 except to the extent that stockholder approval is required at the next annual meeting of stockholders.

     6.5 Paragraph Headings. The paragraph headings are included herein only for convenience, and they shall have no effect on the interpretation of the Plan.


            ADOPTED by the authority of the Board on December 19, 1997, effective as of the Effective Date of the Amended Plan.

                                                  STORAGE TECHNOLOGY CORPORATION

                         FORM OF STOCK OPTION AGREEMENT



                                                 STORAGE TECHNOLOGY CORPORATION
                                                 Office of Corporate Counsel
                                                 2270 South 88th Street
                                                 Louisville, Colorado 80028-4309
--------------------------------------------------------------------------------
STORAGETEK

                   NONEMPLOYEE DIRECTOR STOCK OPTION AGREEMENT

Name:
Address:
City, State  Zip:

Storage Technology Corporation (the "Company") has granted you a Stock Option ("Option") to purchase shares of Common Stock, $.10 par value per share, as follows:

 Number of Shares Subject to Option Granted:
 Option Exercise Price Per Share:            $
 Aggregate Exercise Price of Shares:         $
 Option Type:                                Non-Qualified
 Stock Option Plan ("Plan"):                 Amended and Restated Stock Option
                                             Plan for Non-Employee Directors
 Grant Number:
 Date of Grant:
 Expiration Date:

This Option may be exercised by you on or prior to the earlier to occur of (i) the Expiration Date, or (ii) such earlier date as is determined in accordance with the provisions of Article III, Section 3.2.5 of the Plan following termination of service, in whole or in part, pursuant to this Stock Option Agreement according to the following vesting schedule:

 ~ shares on or after ~;                ~ shares on or after ~;
 ~ shares on or after ~;                ~ on or after ~; and
 ~ shares on or after ~;                ~ on or after ~; but prior to the
                                          Expiration Date.

This Option may be exercised on a cumulative basis. If the Option is not exercised to the maximum extent permitted by the above schedule, it will be exercisable, in whole or in part, with respect to all remaining unexercised shares at any time prior to the Expiration Date or earlier termination of this Option.

This Option is granted under and is governed by the terms and conditions of the Plan, which by reference is made a part of this Stock Option Agreement. YOUR ACCEPTANCE OF THIS OPTION IS YOUR AGREEMENT TO COMPLY WITH THE TERMS AND CONDITIONS OF THE PLAN. Copies of the Plan are being provided with this Stock Option Agreement. Please consult the Plan for information regarding administration of the Plan, vesting, exercise procedures, payment of the purchase price, effect of termination of service, non-transferability of the Option, reorganization or liquidation of the Company, rights as a stockholder, and other terms governing this Option. In the event of any conflict between the terms of the Plan and any other document or communication, the terms of the Plan will control.

STORAGE TECHNOLOGY CORPORATION


By:
   ------------------------------------------

                PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS
                         STORAGE TECHNOLOGY CORPORATION
                      1998 ANNUAL MEETING OF STOCKHOLDERS

    The undersigned hereby appoints David E. Weiss and David E. Lacey, and each of them, as the lawful agents and proxies of the undersigned (with full power of substitution), to represent the undersigned and to vote, as specified herein, all shares of the Common Stock of Storage Technology Corporation (the "Company") standing in the undersigned's name as of the record date at the Annual Meeting of Stockholders of Storage Technology Corporation to be held on May 21, 1998, and any adjournment or postponement thereof, and, in their discretion, upon such other matters that may properly come before the meeting.

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH INSTRUCTIONS GIVEN ON THE REVERSE OF THIS CARD, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR ALL OF THE MANAGEMENT'S NOMINEES FOR DIRECTOR, AND FOR PROPOSALS 2, 3 AND 4.

                         (To Be Signed on Reverse Side)

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" ALL NOMINEES LISTED
                 IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3 AND 4.

1. Election of Directors.        FOR All Nominees (except as indicated below)  [ ]        WITHHOLD from all Nominees  [ ]

    Nominees: William L. Armstrong  J. Harold Chandler  William R. Hoover  Stephen J. Keane     William T. Kerr
              Robert E. La Blanc    Robert E. Lee       Harrison Shull     Richard C. Steadman  David E. Weiss

    WITHHOLD AUTHORITY to vote for the nominees listed below:

--------------------------------------------------------------------------------

2. Approval of an amendment to the Amended and Restated 1987 Employee Stock Purchase Plan to reserve an additional 1,400,000 shares of Common Stock for issuance thereunder.
    FOR  [ ]               AGAINST  [ ]               ABSTAIN  [ ]

3. Approval of an amendment to the Amended and Restated Stock Option Plan for Nonemployee Directors to reserve an additional 250,000 shares of Common Stock for issuance thereunder.
    FOR  [ ]               AGAINST  [ ]               ABSTAIN  [ ]

4. Ratification of the appointment of Price Waterhouse LLP as the Company's independent accountants.
    FOR  [ ]               AGAINST  [ ]               ABSTAIN  [ ]

    In their discretion, the proxies are authorized to vote on any other matters that may properly come before the meeting.

                                        PLEASE MARK, DATE, SIGN AND RETURN THIS
                                        PROXY PROMPTLY USING THE ENCLOSED
                                        PRE-PAID ENVELOPE.

                                        ----------------------------------------
                                                      SIGNATURE(S)

                                        ----------------------------------------
                                                          DATE
                                        Please mark, date and sign this Proxy
                                        exactly as your name appears hereon. In
                                        case of joint ownership, each joint
                                        owner should sign. If you are acting as
                                        a trustee, executor, attorney-in-fact or in some other representative capacity, please indicate beneath your signature your title and for whom you are signing this Proxy.